    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1996


                                                      REGISTRATION NO. 333-05183
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       METRO ONE TELECOMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             OREGON                           7389                         93-0995165
  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
          ORGANIZATION)

                            ------------------------

                            8405 S.W. NIMBUS AVENUE
                            BEAVERTON, OREGON 97008
                                 (503) 643-9500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               TIMOTHY A. TIMMINS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            8405 S.W. NIMBUS AVENUE
                            BEAVERTON, OREGON 97008
                                 (503) 643-9500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            BYRON W. MILSTEAD, ESQ.                           TODD A. BAUMAN, ESQ.
    ATER WYNNE HEWITT DODSON & SKERRITT, LLP                    STOEL RIVES LLP
         222 S.W. COLUMBIA, SUITE 1800                 900 S.W. FIFTH AVENUE, SUITE 2300
          PORTLAND, OREGON 97201-6618                        PORTLAND, OREGON 97204
                 (503) 226-1191                                  (503) 294-9812

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________.

     If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       METRO ONE TELECOMMUNICATIONS, INC.

                     CROSS REFERENCE SHEET SHOWING LOCATION
                          IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                REGISTRATION STATEMENT                         CAPTION OR LOCATION
               ITEM NUMBER AND HEADING                            IN PROSPECTUS
       ----------------------------------------   ----------------------------------------------
  1.   Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus..............................   Outside Front Cover Page of the Prospectus
  2.   Inside Front and Outside Back Cover
       Pages of Prospectus.....................   Inside Front and Outside Back Cover Pages of
                                                  the Prospectus
  3.   Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges......   Prospectus Summary; The Company; Risk Factors
  4.   Use of Proceeds.........................   Prospectus Summary; Use of Proceeds
  5.   Determination of Offering Price.........   Underwriting
  6.   Dilution................................   Not Applicable
  7.   Selling Security Holders................   Principal and Selling Shareholders
  8.   Plan of Distribution....................   Underwriting
  9.   Description of Securities to be
       Registered..............................   Description of Capital Stock
 10.   Interests of Named Experts and
       Counsel.................................   Not Applicable
 11.   Information with Respect to the
       Registrant..............................   Prospectus Summary; The Company; Risk Factors;
                                                  Selected Financial Data; Management's
                                                  Discussion and Analysis of Financial Condition
                                                  and Results of Operations; Business;
                                                  Management; Principal and Selling
                                                  Shareholders; Description of Capital Stock;
                                                  Shares Eligible for Future Sale; Financial
                                                  Statements
 12.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1996


PROSPECTUS

                                2,000,000 Shares

                                      LOGO

                                  Common Stock

     Of the 2,000,000 shares of Common Stock ("Common Stock") offered hereby, 1,000,000 shares are being sold by Metro One Telecommunications, Inc. ("Metro One" or the "Company") and 1,000,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "MTON."
                             ---------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                    UNDERWRITING                        PROCEEDS TO
                                     PRICE TO       DISCOUNTS AND     PROCEEDS TO         SELLING
                                      PUBLIC       COMMISSIONS(1)      COMPANY(2)     SHAREHOLDERS(3)
- -----------------------------------------------------------------------------------------------------
Per Share........................     $               $                $                 $
- ------------------------------------------------------------------------------------------------------
Total(3).........................     $               $                $                 $
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $800,000.

(3) The Company and the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares on the same terms, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively.
                             ---------------------

     The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that certificates for the shares of Common Stock will be available for delivery in New York, New York, on or about
            , 1996.

                             ---------------------

BLACK & COMPANY, INC.                              CRUTTENDEN ROTH INCORPORATED

               The date of this Prospectus is             , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Diagram description


Map of the United States with all of Metro One's call center locations indicated by Metro One logo in the appropriate cities. Representative photos of Metro One's operations are superimposed on the map. Descriptions of the photos follow:

        Photo 1 - A call center with modular work centers.

        Photo 2 - A personal computer and a Detroit training manual.

        Photo 3 - A training session with three people.

        Photo 4 - An Excel LNX 2000 switch and a Sun workstation.

        Photo 5 - A Metro One operator.

Caption 1 -- Providing Enhanced Directory Assistance (EDA) through its national network of call centers. Strategic locations enable EDA on both a local and national basis.

Caption 2 -- Customized call center database systems and operator training in each geographic area allow operators to provide local information to callers.

Caption 3 -- On-going operator training in advanced search techniques, spelling and etiquette leads to consistent, high-quality service.

Caption 4 -- Advanced technology -- Sun Microsystems servers (shown here) and
             Excel LNX 2000 switches -- coupled with customized software. Delivering EDA solutions with enhanced content and greater connectivity.

Caption 5 -- Live friendly operators are available to assist callers throughout each call. Just press the star (*) key to return to the operator at any time.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives retroactive effect to a reverse split of the Common Stock of approximately 1-for-3.5 effected in December 1995. See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Company.

                                  THE COMPANY

     The Company is a leading independent developer and provider of enhanced directory assistance ("EDA") for the wireless telecommunications industry. The Company contracts with wireless communications carriers to provide EDA to a carrier's subscribers. The Company established its first EDA call center in 1989 in Portland, Oregon and presently operates call centers that serve the Baltimore/Washington D.C., Chicago, Denver, Detroit, Miami, Minneapolis, Philadelphia, Phoenix, San Diego, Seattle and Portland, Oregon metropolitan areas. Additionally, the Company has contracted to provide EDA to carrier subscribers in Milwaukee and St. Louis. Service is provided to seven wireless telecommunications carriers, including cellular and personal communications services ("PCS") providers, under 12 multiyear contracts. In 1995, the Company handled over 20 million requests for directory assistance on behalf of its carrier customers.

     In the competitive wireless telecommunications environment, carriers confront increasing pressures to differentiate their products, establish brand loyalty and increase usage. Enhanced directory assistance is a value-added product that can differentiate a wireless provider's service. The Company's delivery of quality enhanced directory assistance with a high level of personal service represents a substantially different approach from the trend in traditional directory assistance to minimize call processing times through increased automation and less personalized service. Metro One gives wireless carriers the ability to deliver feature-rich, personalized enhanced directory assistance to their subscribers while providing features that promote increased usage and airtime.

     The Company's EDA offers enhancements to traditional directory assistance, including an array of connectivity features and the ability to supply wireless consumers with a broader range of information, including categorical search and local event information. With the Company's EDA, carriers can offer customized configurations of these value-added connectivity and content features. These custom features are marketed and delivered with private label branding, enabling the carrier to establish a distinct identity for its services. In addition, the Company believes that its connectivity features increase the call completion rate, producing additional revenue for carriers through increased billable airtime. The Company believes that carriers offering its EDA experience greater wireless service usage and higher subscriber satisfaction and retention.

     The Company's operating competencies, derived from the establishment and operation of 11 call centers, allow it to provide carriers with a reliable, quality directory assistance product. The Company's contracts with carriers impose stringent performance standards. The Company strives to maintain this high quality of service through various quality assurance programs, including employee training, operator monitoring and periodic carrier quality evaluations. The Company's national call center network enables carriers that operate in multiple markets to offer a consistent EDA, which promotes greater system-wide marketing and brand identification.

     Wireless telecommunications has been among the fastest growing segments of the telecommunications industry during the 1990s. One industry source, Northern Business Information, predicts annual revenues in the wireless telecommunications industry to increase from less than $10 billion in 1990 to $50 billion by 1999. Metro One's mission is to be the leading provider of EDA in this marketplace. To achieve this, the Company intends to offer value-added EDA products and features that set ever-increasing caller expectations for EDA, expand into new geographic markets through existing and new carrier relationships, leverage its existing infrastructure of call centers to provide service to additional carriers and regional subscribers, achieve greater operating efficiencies through the introduction of productivity enhancing hardware and software and pursue opportunities to provide additional operator-assisted products.

                                  THE OFFERING

Common Stock offered by the Company.......  1,000,000 shares
Common Stock offered by the Selling
  Shareholders............................  1,000,000 shares
Common Stock outstanding after the
  offering................................  9,801,544(1)
Use of Proceeds...........................  For working capital and other general corporate purposes, including expansion of the Company's
                                            call center network and sales and marketing
                                            activities. See "Use of Proceeds."
Proposed Nasdaq National Market symbol....  MTON

                             SUMMARY FINANCIAL DATA
            (IN THOUSANDS, EXCEPT SHARE AMOUNTS AND PER SHARE DATA)

                                                                                                            SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                                JUNE 30,
                                   ------------------------------------------------------------------    ----------------------
                                     1991            1992           1993         1994         1995         1995         1996
                                   ---------    --------------    ---------    ---------    ---------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
  Revenues.......................  $     752      $      959      $   1,442    $   5,050    $  13,074    $   5,680    $   8,744
  Operating income (loss)........     (1,047)         (1,932)        (4,021)      (4,011)         (82)        (784)       1,218
  Net income (loss)..............     (1,697)         (2,112)        (4,073)      (5,035)      (1,724)      (1,272)         727
  Net income (loss) per share....  $   (1.34)     $    (0.85)     $   (1.01)   $   (1.00)   $   (0.31)   $   (0.24)   $    0.09
  Shares used in per share
    calculations(1)..............  1,269,355       2,474,989      4,023,233    5,039,272    5,562,959    5,220,497    7,410,632

                                           JUNE 30, 1996
                                      ------------------------
                                      ACTUAL    AS ADJUSTED(2)
                                      ------    --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........  $2,190       $ 10,755
  Current assets....................   5,242         13,807
  Furniture, fixtures and
    equipment.......................   4,559          4,559
  Total assets......................  10,229         18,794
  Current liabilities...............   2,805          2,805
  Long-term debt, less current
    portion.........................   1,625          1,625
  Shareholders' equity(3)...........   5,799         14,364

- ---------------

(1) Excludes 1,802,745 shares of Common Stock issuable upon the exercise of options and warrants outstanding on July 19, 1996, with an average exercise price of $6.28 per share (including options issued under the Company's 1994 Stock Incentive Plan (the "Stock Incentive Plan") with an exercise price of $8.05 per share), of which options and warrants to purchase 1,486,544 shares were exercisable on that date.

(2) Adjusted for the effect of the sale of 1,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, and the application of the net proceeds therefrom. See "Use of Proceeds." Assumes no options or warrants to purchase shares of Common Stock are exercised after the date of this Prospectus and prior to the completion of the offering other than warrants for the purchase of 288,171 shares of Common Stock exercised by the Selling Shareholders.

(3) The Company has never declared or paid cash dividends on its Common Stock.

                           FORWARD-LOOKING STATEMENTS

     The Company believes the information set forth in this Prospectus under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. The Company believes that the information set forth in this Prospectus under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

LIMITED OPERATING HISTORY; PRIOR LOSSES

     The Company was formed in 1989 and to date has focused on developing, test-marketing and refining EDA services that it believes possess significant long-term market potential as well as expanding into new markets. Accordingly, the Company's financial results have been characterized by low but increasing revenues, relatively high levels of expenses, and net losses. The Company incurred net losses of $1,724,067, $5,035,090, and $4,072,646 for the years ended December 31, 1995, 1994, and 1993, respectively. The three months ended March 31, 1996 was the first fiscal quarter in which the Company reported net income, and as of June 30, 1996, although the Company had shareholders' equity of approximately $5,799,199, it had an accumulated deficit of approximately $15,709,908. The Company's operations continue to be subject to all the risks inherent in the establishment of a new business enterprise. These include, but are not limited to, factors relating to competition, complications and setbacks in the further development of its EDA and other services and the cost of establishing call centers to service new markets. No assurance can be given that the Company will be profitable in the future or that past revenue growth rates will continue or be repeated in any future period.

NEED FOR EXPANSION OF SERVICES TO ADDITIONAL LOCATIONS AND MULTIPLE CUSTOMERS

     The Company believes that achievement of a substantial and sustainable level of profitability is dependent on its ability to deliver EDA to additional customers in new markets and multiple customers at each call center. Although the Company has a number of contracts for delivery of its EDA and other services, there is no assurance that the Company will be successful in expanding its services to a sufficient number of new customers or markets to achieve substantial and sustainable profitability or that it will be able to sustain past growth rates. Additionally, there is no assurance that the Company will retain its customers for extended periods of time or at existing price levels. See "Expiration of Enhanced Directory Assistance Agreements."

CONCENTRATION OF BUSINESS; LIMITED CUSTOMER BASE

     Although the Company seeks to increase the number of its EDA contracts with cellular and other wireless carriers, the nature of ownership and/or operational control of the major cellular markets limits the Company's potential customers in those markets. Only two cellular carriers, one owned or controlled by a landline telephone company and one originally owned or controlled by a non-landline company, generally serve each geographic cellular market. Furthermore, 10 entities dominate the national cellular market, including AT&T Wireless Services, GTE Mobilnet, the Regional Bell Operating Companies ("RBOCs") owned or affiliated cellular companies and several independents. Three of these 10 dominant entities represented approximately 72% and 81% of the Company's revenues in fiscal 1995 and 1994, respectively. There is no assurance that the Company will maintain satisfactory relationships with these significant customers. Any failure of the Company to maintain a satisfactory relationship with any of these significant customers could have a material adverse effect on the Company's business, financial conditions and results of operation. See "Business -- Customers and Markets."

EXPIRATION OF ENHANCED DIRECTORY ASSISTANCE AGREEMENTS

     The Company has 12 significant EDA contracts with seven different carriers to provide EDA in 13 metropolitan markets. Of these contracts, four expire in 1997, seven expire in 1998, and one expires in 2000. There is no assurance that any of these contracts will be renewed. During the first quarter of 1996, the Company's contract with AirTouch Cellular in the San Diego market expired. During 1995, this contract amounted for approximately seven percent of the Company's revenues. Although the Company participated in a competitive bidding process, the Company was unable to secure renewal on terms and conditions that were acceptable to the Company. During the negotiations, the carrier sought rates below prior contract rates and an exclusivity commitment in markets served by the carrier.

     In July 1994, AirTouch Cellular and US West NewVector announced their intention to combine their cellular properties in a multi-phase transaction. AirTouch Cellular has also formed a partnership, called TOMCOM, L.P., with Bell Atlantic and NYNEX to develop common service standards, pursue national marketing strategies, develop information technology, create a national distribution strategy and implement joint purchasing arrangements. Unlike the AirTouch Cellular/US West NewVector partnership, however, TOMCOM does not contemplate a merger of cellular properties. Two of the Company's contracts with certain of those TOMCOM participants are up for renewal in 1997, with four up for renewal in subsequent years.

     While the implications of the non-renewal of the AirTouch Cellular EDA contract for its San Diego market are unclear, the Company believes this decision may serve as a precedent for AirTouch Cellular and the other TOMCOM participants as they establish or consider the renewal of EDA contracts in other markets in the future. Accordingly, there can be no assurance that the Company will renew its contracts with US West NewVector or any other TOMCOM participant or that the Company will have the opportunity to obtain new contracts with any of these carriers in the future. If these contracts are not renewed, there is no assurance that the Company will be able to replace these contracts with contracts with other carriers. Contracts with TOMCOM participants accounted for approximately 56% of the Company's revenues in 1995. Consequently, the failure of the Company to obtain the renewal of these contracts or to obtain replacement contracts would have a material adverse effect on the Company's business, financial condition and results of operation. The Company intends to provide its EDA under its current contracts with TOMCOM participants through their respective termination dates upon which it will seek renewal on acceptable terms. See "Business -- Customers and Markets."

RAPIDLY CHANGING TELECOMMUNICATIONS MARKET

     Recent events, including the PCS license auctions and the passage of the Telecommunications Act of 1996, are expected to result in an increasing number of telecommunications providers operating in each market. This may result in competitive situations which could unfavorably impact the Company, such as the withdrawal of a customer from a market that the Company services or the acquisition or merger of a major customer, where the acquiror or surviving entity provides its directory assistance or enhanced directory assistance through arrangements other than with the Company or exerts substantial influence on the contract negotiation process. In addition, the creation of alliances and joint ventures among telecommunications providers, such as the TOMCOM, L.P. alliance discussed above, may increase the negotiating leverage for these carriers as they deal with providers of enhanced directory assistance such as the Company. Although the Company believes that an increase in the number of providers generally will be beneficial to the Company as the providers look for ways to differentiate their services, no assurance can be given that the Company, either directly or indirectly, will not be adversely impacted by the potential changes in the marketplace.

COMPETITION

     The Company expects competition in the enhanced directory assistance market to intensify as the public's demand for more comprehensive, easy-to-use directory assistance information increases and as new technologies and systems are developed to deliver this information in a cost-effective and convenient manner. The Company faces current or potential competition from RBOC and non-RBOC owned or affiliated landline and cellular carriers, and independent companies. Although the Company believes that none of these competitors presently offers enhanced directory assistance that incorporates all the connectivity and content features of the Company's EDA, these competitors and some entities with which the Company may compete in the future have substantially greater financial, technical and marketing resources than the Company. In addition, although the Company believes that it has implemented various computer hardware-, software- and telecommunications-based tools that provide it certain competitive advantages, barriers to entry in the EDA market are relatively low and the Company may face competition in the future from new market entrants. There is no assurance that the Company will be able to compete effectively against such competitors. There is also no assurance that the Company will be able to continue to price its EDA services competitively in the EDA marketplace. See "Business -- Competition."

TECHNOLOGICAL CHANGE

     Telecommunications and the related directory assistance market are currently characterized by rapid technological change, frequent introductions of new and enhanced products and services, and changing consumer demands. As competition in this industry from a broader range of competitors increases, the pace of technological change will accelerate. Although the Company is not aware of any existing enhanced directory assistance services that it believes are superior to the Company's EDA, new telecommunications services may be developed, or existing telecommunications services may be refined, so as to render the Company's EDA technologically or economically obsolete or less marketable. Additionally, information services provided by others, no matter how dissimilar to the Company's EDA, may be perceived by end users as being equal or superior to the Company's product offerings. The Company's success will be dependent, in part, upon its ability to anticipate changes in technology and industry standards and to successfully develop and introduce new and improved EDA and other telecommunications services, which may require substantial expenditures. There is no assurance that the Company will be able to do so, that it will have adequate financial resources to undertake such development, or that it will not encounter technical or other difficulties that could delay the introduction of its services or enhancements thereof.

UNCERTAINTY OF MARKET ACCEPTANCE OF ENHANCED DIRECTORY ASSISTANCE

     Traditional directory assistance simply provides callers with the phone numbers of specific parties listed in the directory assistance provider's database. By contrast, enhanced directory assistance supplies a broader range of information. The EDA market is relatively new and evolving and it is difficult to predict the future growth rate and size of the market. Market acceptance of the Company's EDA will depend in part on the Company's ability to demonstrate to carriers the benefits to be derived by them from providing EDA to carrier subscribers, on the marketing efforts of carriers to promote EDA usage and on the subscribers' acceptance of EDA in volumes and at rates that render the service profitable. No assurance can be given that present levels of market acceptance will be sustained, that the carriers' subscribers will not prefer traditional directory assistance at a lower price, that markets for enhanced directory assistance will develop further or, if they do, that the Company's EDA will achieve further market acceptance. The Company's operating revenues have been and can be expected to continue to be derived exclusively from EDA. Failure of the Company's EDA to achieve further market acceptance could have a material adverse effect on the Company's business, financial condition and results of operation.

INTELLECTUAL PROPERTY

     The Company believes that its success in the enhanced directory assistance market is due in part to its significant emphasis on the development and implementation of various computer, hardware-, software- and telecommunications-based tools. To a limited extent, the Company relies upon a combination of trade secret, patent and other intellectual property law, non-disclosure agreements and other protective measures to preserve its rights pertaining to its EDA, but there is no assurance that the Company can meaningfully protect its intellectual property. Thus, such protection may not preclude competitors from developing services competitive with those of the Company. In the general telecommunications environment where patents cannot easily be obtained, the Company depends primarily on its development and marketing capabilities and its ability to configure and maintain available software and hardware technologies to its strategic advantage.

     In the wireless market, the Company also relies on the technologies of carriers and on their technical interface with landline carriers. To remain competitive, the Company must adapt and improve upon its current technology in response to changes in the technologies in both the wireless and general landline telecommunications systems. There is no assurance that the Company will be successful in making such improvements or adaptations on a timely basis or at all. In addition, the Company also relies on third party programmers. See "Reliance on Third Party Programmers."

     The Company is not aware of any pending or threatened claims that affect any of the Company's intellectual property rights. If any infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON THIRD PARTY PROGRAMMERS

     The Company provides its EDA services through the use of sophisticated switching equipment. Currently, the Company retains the services of one engineering firm to assist in programming the host server for these switches. As a result, this firm has significant familiarity with the technological method by which the Company delivers its EDA. Although the Company believes that such programming services are available from multiple sources, if the Company were unable to obtain the services of this firm, the Company might be required to obtain similar services from other parties or devote its own resources to such programming. The development of such an alternative approach could involve significant time and expense and diminish the Company's ability to provide quality service or even delay the Company's ability to provide its EDA to its customers. Any such decrease or delay in service could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will depend to a large extent on the abilities and continued participation of certain key employees. The loss of these key employees could have a material adverse effect on the business of the Company. Although the Company holds key person life insurance on the lives of its President, Timothy A. Timmins, and its Executive Vice President, Patrick M. Cox, and has entered into employment contracts with each of them, no assurance can be given that the Company will not be materially and adversely impacted in the future by the loss of one or more of these or other key employees. The Company's future success and ability to manage future growth will also depend in part upon its ability to attract and retain additional qualified employees. As the Company competes with other organizations for such employees, there is no assurance that it will be successful in hiring or retaining such employees.

QUALITY AND AVAILABILITY OF DATA

     The Company's operations are dependent upon its access to names, telephone numbers and other information supplied to callers directly or used in providing call completion. The Company obtains such data from a variety of sources, including by license from RBOCs, purchase from commercial vendors, electronic access for a fee and printed material. Such data vary widely across geographic regions as to availability, quality and usefulness for the Company's purposes. Inadequate data may delay operator responsiveness to a caller inquiry or prevent that inquiry from being serviced effectively. Additionally, due to individual and business mobility or address or telephone number changes, such data degrade over time and need to be updated periodically. The frequency and completeness of such updating may also affect the quality of the Company's EDA services and its operational efficiency. Ultimately, satisfaction of the Company's carrier customers is dependent upon the quality of service being provided to the carrier's subscribers. Although the Company believes that it obtains its data in a manner that allows it to provide quality service to its customers, there is no assurance that the Company will have access to sufficient and quality data or that the Company can obtain and update data in a manner and at prices that allow the Company to successfully and economically maintain or improve current service levels.

POTENTIAL FOR UNIONIZATION; STAFFING

     The telecommunications industry, particularly with respect to larger telecommunications companies, is characterized by widespread union membership among its operators and other workers. Although the

Company believes that its relations with its employees are good, no assurance can be given that unionization will not occur in the future. The occurrence of such an event would likely have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, the Company is dependent upon the available labor pool for its operators and no assurance can be given that the Company will be able to continue to attract qualified staff at competitive wages.

POTENTIAL LIABILITIES ARISING FROM RESCISSION RIGHTS OF CERTAIN SHAREHOLDERS

     Between 1989 and December 31, 1993, the Company financed its activities through sales of 3,529,994 shares of Common Stock and debt securities that were converted into 1,462,494 shares of its Common Stock, which securities were sold directly to approximately 560 persons. During a review of these past financing activities in 1993, the Company's management was unable to conclude that all applicable state and federal securities laws had been complied with in all material respects in connection with these offerings.

     In 1994, the Company voluntarily executed a Consent Order (the "Consent Order") with the State of Oregon Division of Finance and Corporate Securities (the "Division") in which the Company agreed to cease and desist from participating in any violations of Oregon securities laws and paid a civil penalty of $20,000. In 1995, the Company offered to each holder of its Common Stock as of March 31, 1995 who resided in Oregon the right to rescind the holder's purchase of shares of the Company's Common Stock. Sales of 135,414 shares of the Company's Common Stock were rescinded pursuant to the rescission offering, resulting in payment by the Company of approximately $738,660 to certain of its former shareholders, which included interest of approximately $124,900.


     The Company believes that its potential rescission liability to shareholders who received the rescission offer for possible violations of Oregon and federal law has been effectively eliminated as a result of the rescission offer or the running of applicable statutes of limitation. If, notwithstanding the rescission offer, these Oregon holders were to successfully assert claims against the Company to repurchase their shares, the Company could be required to pay to these holders approximately $10,289,031, plus approximately $3,345,000 in statutory interest. However, the Securities and Exchange Commission ("SEC") takes the position that liabilities under the federal securities laws are not terminated by the making of a rescission offering.



     In addition, the rescission offer was made to holders of 119,843 shares of the Company's Common Stock who resided in states in which the Company did not register its rescission offer, and the rescission offer was not made to holders of 528,215 shares of the Company's Common Stock who resided in states whose securities laws do not permit rescission offerings or impose terms and conditions on such offerings which were unacceptable to the Company. These holders of 648,058 shares of Common Stock originally purchased such shares from the Company at prices ranging from $0.88 to $8.05 a share; 515,064 of these shares were purchased for $4.38 a share or less. Although the Company also believes that its potential rescission liability to many of these shareholders may have been eliminated by the running of applicable statutes of limitations, there can be no assurance that claims asserting violations of federal or state securities laws will not be asserted by any of these shareholders against the Company or that certain holders will not prevail against the Company in the assertion of such claims, thereby compelling the Company to repurchase their shares. If all of the holders of the 119,843 shares who resided in states in which the Company did not register its rescission offering successfully asserted claims that the Company repurchase their shares, the Company could be required to pay to these holders approximately $265,255, plus approximately $68,000 in statutory interest, representing an average repurchase price of approximately $2.78 per share. If all of the holders of the 528,215 shares who resided in states whose securities laws do not permit rescission offerings or impose terms and conditions on such offerings which were unacceptable to the Company, which shareholders were not offered rescission by the Company, successfully asserted claims that the Company repurchase their shares, the Company could be required to repay these holders approximately $1,783,907, plus approximately $457,000 in statutory interest, representing an average repurchase price of approximately $4.24 per share. Even if the Company were successful in defending any securities law claims, the assertion of such claims against the Company additionally could result in costly litigation and significant diversions of effort by the Company's management. See "Business -- Securities Law Issues" and "-- Legal Proceedings."

     On May 20, 1996, Richard and John Budinich, two of the Company's shareholders, filed a civil action in the Superior Court of the State of Washington for King County in which the plaintiffs allege that the Company violated securities laws of the State of Washington by selling the plaintiffs 44,532 shares of the Common Stock of the Company in 1993 which had not been registered under Washington law and by omitting material facts and making untrue statements in connection with those sales. In their complaint, the plaintiffs seek damages in the amount of the consideration paid for the shares, $332,560, together with interest at the Washington statutory rate of 8% per annum. Although the Company believes that it has meritorious defenses to the plaintiffs' claims and intends to vigorously defend the litigation, there can be no assurance that the Company will prevail in the litigation.

POTENTIAL LIABILITIES ARISING FROM SECURITIES SALES OF FORMER OFFICER

     Between September 1994 and December 1994, Steven A. Posey, then the Vice President-Sales and Marketing for the Company, purchased 171,420 shares of the Common Stock pursuant to the exercise of options, at exercise prices of $1.75 per share. Mr. Posey died in October 1995. The Company has recently been informed by representatives of Mr. Posey's estate that Mr. Posey entered into transactions contemporaneously with his option exercises pursuant to which he either sold, agreed to sell or pledged approximately 80,000 of these shares (the "Posey Shares") to third parties at effective prices per share ranging from $7.00 to $10.50.

     Such transactions may not have been undertaken in compliance with applicable federal and state securities laws and, under those laws, Mr. Posey could be deemed an "underwriter" with respect to his sale or pledge of the shares of Common Stock he acquired. Consequently, certain of the purchasers and lenders may possess claims against Mr. Posey to rescind their respective transactions with him.

     The Company believes it exercised reasonable care to assure that Mr. Posey was not an "underwriter" within the meaning of the federal and state securities laws in connection with his option exercises in 1994. The Company informed Mr. Posey in writing during the time he exercised the options that the shares were not transferable except in accordance with federal and state securities laws. The stock certificates delivered to Mr. Posey also contained a legend stating that the shares were not transferable except in accordance with federal and state securities laws. Accordingly, the Company believes that none of the individuals who acquired shares from Mr. Posey has a valid claim against the Company as a result of those transactions.


     Notwithstanding the foregoing, there can be no assurance that a party asserting claims against Mr. Posey or his estate as a result of any of those transactions will not also assert claims against the Company, alleging the Company's participation in the transactions. If it were ultimately determined that the Company participated in those transactions, acquirors of Posey Shares might have the right under state or federal securities laws to rescind their purchases and obtain their original purchase price from the Company, plus interest from the date of purchase at the statutory rate, in exchange for their shares. The Company has been informed by representatives of Mr. Posey's estate that the aggregate consideration received by Mr. Posey from sales, agreements to sell or pledges of the Posey shares was approximately $520,840. If acquirers of the Posey shares successfully asserted claims that the Company repurchase their shares, the Company could be required to pay to these holders approximately $520,840, plus approximately $92,000 in statutory interest, representing an average repurchase price of approximately $7.66 per share.


     In 1994 and 1995, the Company offered and sold its 10% Subordinated Notes and its 8% Convertible Secured Notes (the "Notes") in private transactions. During the fourth quarter of 1995, $5,000,000 in principal amount of the Notes were converted into 2,164,402 shares of the Company's Common Stock, at an effective conversion rate of $2.31 a share. In 1995 and 1996, $3,210,000 in principal amount of Notes was exchanged for 611,440 shares of the Company's Common Stock, at an effective exchange rate of $5.25 a share. One remaining Note in the principal amount of $100,000 is due in September 1996. In addition, between January 1994 and March 1996, warrants issued in connection with certain of the Notes (the "Warrants") were exercised to purchase an aggregate of 293,131 shares of the Company's Common Stock for an aggregate purchase price of $1,003,080, or a weighted average exercise price of $3.42 a share.

     If in a civil or regulatory action or proceeding it is ultimately determined that the Company participated in the distribution of the Posey Shares, parties who purchased Notes or exercised Warrants might assert that the offer and sale of the Notes and the Warrants should be integrated with the distribution of the Posey Shares and, accordingly, should have been registered under the Securities Act. If it were ultimately determined that the offer and sale of the Notes and Warrants should have been registered as a result of integration with the distribution of the Posey Shares, the holders of the Notes and Warrants might have the right to rescind their original investment and (i) obtain from the Company the difference between the amount of their original investment and the value of the shares received upon exchange or conversion,
(ii) exchange the shares acquired upon the exercise of Warrants for the exercise price, and (iii) receive accrued interest at the statutory rate on the amount provided for in (i) and (ii). If the acquirers of the Notes and Warrants successfully asserted claims that the original issuances of the Notes and the Warrants should have been registered, the Company could be required to pay these holders the difference between the original investment of such holders, which in the aggregate was $8,210,000, and the value of the 2,775,842 shares of the Company's Common Stock received upon exchange or conversion, plus statutory interest. The Company believes that such shares of stock had a value of at least $5.25 per share at the times of exchange or conversion and accordingly believes that no amounts would be owing to such holders in such event. If it subsequently were determined that the value of the shares at the times of exchange or conversion was less than $5.25, the Company could be required to pay an amount to holders whose effective conversion rate was greater than the value of the shares received, which amount would not exceed $8,210,000 plus statutory interest in the approximate amount of $595,000 if the shares of the Company's Common Stock were determined to have no value. The Company additionally could be required to pay to holders of Warrants approximately $1,003,080, plus approximately $150,000 in statutory interest. In addition, there is no assurance in this event that the distribution of the Posey Shares would not be deemed by the Division to be a violation of the Consent Order, in which case the Division might seek to impose civil and criminal penalties against the Company. Such a rescission or penalties could have a material adverse effect on the Company's financial condition and results of operations. Even if the Company were successful in defending any securities law claims, the assertion of such claims against the Company additionally could result in costly litigation and significant diversions of effort by the Company's management.


UNCERTAIN ABILITY TO MANAGE FUTURE GROWTH

     Future growth by the Company will require it to increase the scale of its operations and to address infrastructure and other requirements. Additionally, each new market the Company enters or each new carrier which contracts for the Company's EDA may present new and different challenges to the Company's growth. Even if the Company successfully anticipates these challenges, there is no assurance that the Company can accomplish the measures necessary for successful growth. Moreover, technological change and customer demand may require the Company to expand and develop other products and services. As the Company expands, it may encounter various constraints that detrimentally affect its ability to satisfy such demand. Failure to manage growth effectively could adversely affect the Company's business, financial condition and results of operation.

REGULATION

     The services provided by the Company to its carrier customers are not presently subject to direct government regulation. The Company's business depends upon relationships with companies that are regulated by the Federal Communications Commission ("FCC") or state public utility commissions ("PUCs"). Such regulation applies to all communications common carriers, including AT&T, other long distance carriers, the RBOCs, and other local exchange carriers. Enhanced service companies such as the Company are either unregulated or subject to various levels of regulation on a state-by-state basis. In order to conduct business, the Company must send information over the regulated public switched network. The FCC regulates the telecommunications industry pursuant to the Communications Act of 1934, as amended, and its authority extends to all interstate and foreign communication by wire or radio. The FCC requires common carriers to furnish communication service for a fee upon reasonable request in a nondiscriminatory manner to any member of the public who requests it and is qualified to receive it. The FCC also regulates rates of common carriers by tariff to ensure that charges for telecommunication services are "fair and reasonable." The FCC licenses common carriers, and state PUCs license carriers for intrastate activities. Thus, the FCC and state PUCs have tremendous influence over the suppression or promotion of competition. No assurance can be given that the Company's business may not become subject to direct government regulation in the future. See
"Business -- Regulation."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock. There is no assurance that an active trading market will be sustained after completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters. The market for securities of small market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to those companies' operations. The Company believes quarterly fluctuations in its financial results and factors not directly related to the Company's operating performance, such as announcements of new developments relating to the telecommunications market, could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the Common Stock. See "Underwriting."

ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of a substantial number of shares of the Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. Upon completion of this offering, there will be 9,801,544 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option or of outstanding warrants or outstanding options under the Company's Stock Incentive Plan after the date of this Prospectus. In addition to the 2,000,000 shares sold in this offering, approximately 1,168,466 shares not subject to lock-up agreements will be eligible for immediate resale without restriction under Rule 144(k) of the Securities Act. An additional 144,596 shares held for more than two but less than three years by shareholders who are not affiliates of the Company and who are not subject to lock-up agreements are eligible for sale under Rule 144 of the Securities Act, subject to the volume and other limitations thereunder. Upon expiration of lock-up agreements with the representatives of the Underwriters 180 days after the date of this Prospectus (or earlier with the consent of Black & Company, Inc.), 2,038,201 shares will be eligible for immediate resale subject to the limitations of Rule 144 and 3,238,695 shares will be eligible for resale immediately without restriction pursuant to Rule 144(k). In addition, after this offering, holders of 1,620,507 shares of Common Stock will have the right to require the Company to register their shares of Common Stock under the Securities Act, which would under certain circumstances permit such holders to resell their shares without complying with Rule 144. If the Company registers any of its securities under the Securities Act, holders of options and warrants to purchase 475,872 shares of its Common Stock will have the right to require the Company to register under the Securities Act their shares of Common Stock purchasable upon the exercise of their options or warrants subject to certain conditions and limitations, which would under certain circumstances permit such holders to resell their shares without restriction. As of the date of this Prospectus, options to purchase 1,162,598 shares of Common Stock have been granted under the Stock Incentive Plan, which shares, if acquired pursuant to the exercise of options, are subject to lock-up agreements which expire 180 days after the date of this Prospectus (or earlier with the consent of Black & Company, Inc.). The Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the Company's Stock Incentive Plan. See "Management -- Stock Incentive Plan," "Description of Capital Stock" and "Shares Eligible for Future Sale."

POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF OREGON LAW

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, and the Board of Directors has the authority to fix the preferences, limitations and relative rights of those shares without any vote or action by the shareholders. The potential issuance of Preferred Stock may delay or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Oregon Control Share Act and the Business Combination Act limit the ability of parties who acquire a significant amount of voting stock to exercise control over the Company. These provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the Board of Directors and may deter efforts to obtain control of the Company. See "Description of Capital Stock."

DISCRETION AS TO USE OF PROCEEDS

     As of the date of this Prospectus, the Company has not allocated to specific uses a significant portion of the estimated net proceeds of this offering. Accordingly, the Company's management will retain broad discretion to allocate the net proceeds of this offering to uses that the shareholders may not deem desirable, and there is no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of 1,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses) are estimated to be $7,570,000.


     The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes including expansion of its call center network and sales and marketing activities. The Company expects to use approximately $2,800,000 to acquire new equipment in connection with the development and establishment of new call centers, approximately $3,000,000 for the acquisition and replacement of equipment for existing call centers and approximately $300,000 to expand the Company's sales and marketing activities. The Company expects to use the remaining amount of approximately $1,470,000 for other working capital and other general corporate purposes, but no other specific purposes presently have been identified with expect to that amount. The actual amount and timing of expenditures will be determined by management of the Company, which retains broad discretion over the amount allocated to any specific purpose. This offering also is being conducted at the present time to create an organized public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets.


     A portion of the net proceeds may also be used to acquire or invest in complementary businesses or to obtain the right to use complementary technologies, although the Company has no understandings, commitments or agreements, and has no current plans or intentions, regarding any such acquisitions or investments. Pending the use of the net proceeds for the above purposes, the Company intends to invest the funds in investment-grade obligations, including interest-bearing investment grade securities with maturities of one year or less. The Company will not receive the proceeds from the sale of Common Stock by the Selling Shareholders. The Company anticipates that 288,171 shares of the Common Stock to be sold by Selling Shareholders will be obtained by the exercise of warrants held by the Selling Shareholders. The Company anticipates that it will receive proceeds in the amount of $994,809 from the exercise of those warrants. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings from operations for use in the operation and expansion of its business and does not anticipate paying cash dividends with respect to the Common Stock in the foreseeable future. Furthermore, the Company's existing line of credit agreement prohibits the payment of cash dividends during the term thereof.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted to reflect the issuance of 288,171 shares of Common Stock upon the exercise of certain of the Company's outstanding stock purchase warrants on or prior to the offering in consideration of $994,809 in cash and pro forma as adjusted to further reflect the sale of the 1,000,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $9.00 per share and the receipt of the estimated net proceeds therefrom.

                                                                        JUNE 30, 1996
                                                            -------------------------------------
                                                                            AS         PRO FORMA
                                                             ACTUAL      ADJUSTED     AS ADJUSTED
                                                            --------     --------     -----------
                                                                       (IN THOUSANDS)
Long-term debt, less current portion......................  $  1,625     $  1,625      $   1,625
Shareholders' equity:
  Preferred Stock, no par value; 10,000,000 shares
     authorized; none issued and outstanding..............        --           --             --
  Common Stock, no par value; 490,000,000 shares
     authorized; 8,513,373 shares issued and outstanding
     actual; 8,801,544 issued and outstanding, as
     adjusted; 9,801,544 shares issued and outstanding,
     pro forma as adjusted(1).............................    21,509       22,504         30,074
  Accumulated deficit.....................................   (15,710)     (15,710)       (15,710)
                                                            --------     --------       --------
  Total shareholders' equity..............................     5,799        6,794         14,364
                                                            --------     --------       --------
          Total capitalization............................  $  7,424     $  8,419      $  15,989
                                                            ========     ========       ========

- ---------------
(1) Does not include 1,428,500 shares of Common Stock reserved for issuance pursuant to the Company's Stock Incentive Plan. See "Management -- 1994 Stock Incentive Plan."

                            SELECTED FINANCIAL DATA

     The statement of operations data presented below for each of the years in the five-year period ended December 31, 1995 and the balance sheet data as of December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited financial statements of the Company. The statement of operations data for the six month periods ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 are unaudited and have been derived from the Company's books and records. In the opinion of management of the Company, such unaudited financial data has been prepared on the same basis as the audited financial data and reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation in accordance with generally accepted accounting principles. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                  SIX MONTHS
                                                                                                    ENDED
                                             YEARS ENDED DECEMBER 31,                              JUNE 30,
                             ---------------------------------------------------------     ------------------------
                               1991        1992        1993        1994        1995          1995          1996
                             ---------   ---------   ---------   ---------   ---------     ---------   ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Revenues.................  $     752   $     959   $   1,442   $   5,050   $  13,074     $   5,680    $    8,744
                             ---------   ---------   ---------   ---------   ---------     ---------     ---------
  Costs and expenses:
    Direct operating.......        373         621       2,141       4,793       7,157         3,611         3,971
    General and
      administrative.......      1,425       2,270       3,322       4,268       6,001         2,853         3,555
  Operating income
    (loss).................     (1,046)     (1,932)     (4,021)     (4,011)        (82)         (784)        1,218
  Other income (expense),
    net....................       (651)       (180)        (52)     (1,024)     (1,642)         (488)         (491)
                             ---------   ---------   ---------   ---------   ---------     ---------     ---------
  Net income (loss)........     (1,697)     (2,112)     (4,073)     (5,035)     (1,724)       (1,272)          727
                             =========   =========   =========   =========   =========     =========     =========
  Net income (loss) per
    common share...........  $   (1.34)  $   (0.85)  $   (1.01)  $   (1.00)  $   (0.31)    $   (0.24)   $     0.09
                             =========   =========   =========   =========   =========     =========     =========
  Shares used in computing
    net income (loss) per
    common share...........  1,269,355   2,474,989   4,023,233   5,039,272   5,562,959     5,220,497     7,410,632

                                                                 DECEMBER 31,
                                           ---------------------------------------------------------     JUNE 30,
                                             1991        1992        1993        1994        1995          1996
                                           ---------   ---------   ---------   ---------   ---------   ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............   $      32   $     497   $     300   $     310   $   1,149    $    2,190
  Current assets........................         309       1,008         830       1,915       4,126         5,242
  Furniture, fixtures and equipment,
    net.................................          98         855       1,926       4,068       4,188         4,559
  Total assets..........................         530       2,136       3,143       6,299       8,716        10,229
  Current liabilities...................       2,542       2,085         796       2,265       3,976         2,805
  Long-term debt, less current
    portion.............................           3          --          49       6,432       1,466         1,625
  Common stock subject to rescission....       1,477       5,656      11,976      12,314          --            --
  Accumulated deficit...................      (3,493)     (5,605)     (9,678)    (14,713)    (16,437)      (15,710)
  Net shareholders' equity
    (deficit)(1)........................   $  (3,493)  $  (5,605)  $  (9,678)  $ (14,713)  $   3,274    $    5,799

- ---------------
(1) The Company has never declared or paid cash dividends on its Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading independent provider of EDA for the wireless telecommunications industry. In 1989, the Company was incorporated, opened its first call center and began testing and offering EDA services. In 1991, the Company entered into its first contract to provide EDA services to a cellular carrier's subscribers on a charge per call basis. The Company currently has 12 significant EDA contracts with seven different carriers to provide EDA in 13 metropolitan markets from 12 call centers, one of which is under development.

     The Company provides EDA under contracts with terms ranging from one to five years. Under the EDA contracts, carriers generally agree to route all local directory assistance calls to the Company, bill its subscribers for EDA calls and market the service. These contracts generally permit the Company to offer its EDA services to competing carriers in the same market. Metro One provides EDA to a carrier's subscribers under a brand name designated by the carrier, such as "AT&T Connect." Although each carrier establishes its own EDA fee structure for its subscribers, Metro One charges carriers directly for its service on a per call basis and the carrier is obligated for the charges regardless of whether it is paid by its subscriber. Generally, these per call charges remain fixed for the term of the contract, subject only to consumer price index adjustments.

     The Company derives substantially all of its revenues from its 12 contracts with wireless carriers. Revenue growth for the Company principally has resulted from three factors: growth in call volumes from existing customer's subscribers served by existing call centers, new carrier customers served by existing call centers, and new customers served by new call centers. The Company's direct operating costs are comprised entirely of costs associated with call center operators and supervisory personnel and data costs. The Company's general and administrative costs include corporate and call center management personnel, facilities expenses including rental and maintenance costs, and depreciation.

     The Company typically opens a new call center to service a carrier customer in a new geographic market. The Company historically has experienced significant costs in connection with the establishment of a new call center, including costs associated with hiring and training of operators and facility preparation. Initial call volumes at new call centers are typically low relative to the subscriber base. Call volumes usually increase rapidly in the first year of operation. Personnel productivity is generally low during initial months of a call center's operation but improves as operators become more experienced and efficient. In addition, personnel utilization improves at a call center as call volumes rise due principally to increased scheduling efficiencies. Consequently, as call volumes and labor productivity increase over time, a call center's profitability improves.

     The Company presently anticipates that it will open at least four new call centers by the end of 1997. The Company typically opens a new call center only if it has entered into a contract with an existing carrier customer to provide service to a new geographic market or entered into a contract with a new carrier to serve a geographic market where the Company presently does not maintain a call center. Because the Company presently has not entered into any such additional contracts, there can be no assurance that the Company will establish new call centers during that period or that contracts to provide service, if entered into, will require the establishment of call centers in new geographic markets. See "Risk Factors -- Need for Expansion of Services to Additional Locations and Multiple Customers." Based on the Company's historical experience, establishment of a call center typically costs approximately $500,000 to $700,000, exclusive of initial operating losses. There can be no assurance, however, that costs associated with the establishment of new call centers will be consistent with costs experienced by the Company on a historical basis.

     During the first quarter of 1996, the Company's contract with AirTouch Cellular in the San Diego market expired. During 1995, this contract accounted for approximately seven percent of the Company's revenues. Although the Company participated in a competitive bidding process, the Company was unable to secure renewal on terms and conditions that were acceptable to the Company. During the negotiations, the carrier sought rates below prior contract rates and an exclusivity commitment in markets served by the carrier.

     In July 1994, AirTouch Cellular and US West NewVector announced their intention to combine their cellular properties in a multi-phase transaction. AirTouch Cellular has also formed a partnership, called TOMCOM, L.P., with Bell Atlantic and NYNEX to develop common service standards, pursue national marketing strategies, development information technology, create a national distribution strategy and implement joint purchasing arrangement. Unlike the AirTouch Cellular/US West NewVector partnership, however, TOMCOM does not contemplate a merger of cellular properties. Two of the Company's contracts with certain of those TOMCOM participants are up for renewal in 1997, with four other contracts up for renewal in subsequent years.

     While the implications of the non-renewal of the AirTouch Cellular EDA contract for its San Diego market are unclear, the Company believes this decision may serve as a precedent for AirTouch Cellular and the other TOMCOM participants as they establish or consider the renewal of EDA contracts in other markets in the future. Accordingly, there can be no assurance that the Company will renew its contracts with US West NewVector or any other TOMCOM participant or that the Company will have the opportunity to obtain new contracts with any of these carriers in the future. If these contracts are not renewed, there is no assurance that the Company will be able to replace these contracts with contracts with other carriers. Contracts with TOMCOM participants accounted for approximately 56% of the Company's revenues in 1995. Consequently, the failure of the Company to obtain the renewal of these contracts or to obtain replacement contracts would have a material adverse effect on the Company's business, financial condition and results of operation. The Company intends to provide its EDA under its current contracts with TOMCOM participants through their respective termination dates upon which it will seek renewal on terms acceptable to the Company.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated selected items of the Company's statements of operations as a percentage of its revenues:

                                                                                 SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,           JUNE 30,
                                                ----------------------------     -----------------
                                                 1993       1994       1995       1995       1996
                                                ------     ------     ------     ------     ------
Revenues......................................   100.0%     100.0%     100.0%     100.0%     100.0%
Direct operating costs........................   148.4       94.9       54.7       63.6       45.4
General and administrative costs..............   230.4       84.5       45.9       50.2       40.7
Operating profit (loss).......................  (278.8)     (79.4)       (.6)     (13.8)      13.9
Interest and loan fees........................     5.9%      16.7%      10.5%     (10.3)%     (3.5)%
New call centers opened.......................       3          6          1          0          0
Call centers in operation.....................       5         10         11         11         11

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  Revenues

     Revenues increased 53.9% to $8.7 million for the six months ended June 30, 1996 from $5.7 million for the same period in the prior year. Revenues from existing call centers grew 40.6% and accounted for $2.3 million of this increase while revenues from one new call center accounted for $.7 million of revenues in the first six months of 1996. The revenue growth at existing call centers was due exclusively to increases in call volumes at these centers.

  Direct Operating Costs

     Direct operating costs increased 10.0% to $4.0 million for the six months ended June 30, 1996 from $3.6 million for the same period in the prior year. The increase in direct operating costs was due primarily to the cost of operating an additional call center during the first six months of 1996. As a percentage of revenues, direct operating costs declined to 45.4% for the three months ended June 30, 1996 from 63.6% for the same period in the prior year. This decline primarily resulted from higher call volumes and operating efficiencies due to improved personnel utilization and the introduction of new technology designed to enhance productivity.

  General and Administrative Costs

     General and administrative costs increased 24.6% to $3.6 million for the six months ended June 30, 1996 from $2.9 million for the same period in the prior year. This increase in costs was due primarily to higher overall salary expenses and costs associated with the operation of an additional call center during the first six months of 1996. As a percentage of revenues, general and administrative costs declined to 40.7% for the six months ended June 30, 1996 from 50.2% for the same period in the prior year. This decline resulted primarily from the achievement of substantially higher revenues in the first six months of 1996 compared with the same period in the prior year. Depreciation and amortization increased by 12.7% to $553,475 for the six months ended June 30, 1996 from $490,973 for the same period in the prior year due primarily to the acquisition of new equipment for the new call center.

  Net Interest Expense

     Net interest expense declined 49.2% to $309,685 for the six months ended June 30, 1996 from $609,647 for the same period in the prior year. This decline was attributable solely to the reduction in average debt outstanding to $3.4 million from $9.2 million for the six months ended June 30, 1996 and 1995, respectively.

  Other Income (Expense)

     Other expense for the six months ended June 30, 1996, was $180,954, and consisted primarily of estimated tax expense of $22,000, estimated litigation settlement expenses of approximately $155,000 and a $33,195 expense for the remaining value of certain miscellaneous assets, offset by interest income of approximately $29,710. Other income, for the six months ended June 30, 1995, was $123,681, and consisted primarily of interest income of $23,350 and approximately $98,900 of income resulting from the settlement of a vendor claim.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues

     Revenues increased 158.8% to $13.1 million for fiscal 1995 from $5.1 million for fiscal 1994. Revenues from the six call centers opened during 1994 grew to $8.2 million for fiscal 1995 from $1.8 million for fiscal 1994, accounting for $6.4 million of this increase. Revenues from the four call centers opened prior to 1994 grew 48.0% and accounted for $1.5 million of this increase. Revenues from the one call center opened during 1995 accounted for $.1 million of revenues for 1995. The revenue growth at existing call centers was due exclusively to increases in call volumes at those centers.

  Direct Operating Costs

     Direct operating costs increased 49.3% to $7.2 million for fiscal 1995 from $4.8 million for fiscal 1994. This increase in direct operating costs was primarily due to the greater number of call centers in operation for a full year in 1995 as compared to 1994. As a percentage of revenues, direct operating costs declined to 54.7% for fiscal 1995 from 94.9% for fiscal 1994. This decline resulted primarily from increased call volumes generating higher revenues, while costs increased less rapidly due to operating efficiencies arising from improved personnel utilization and the introduction of new technology.

  General and Administrative Costs

     General and administrative costs increased 40.6% to $6.0 million for fiscal 1995 from $4.3 million for fiscal 1994. This increase in general and administrative costs was due primarily to higher expenses associated with the operation for the full year in 1995 of additional call centers opened during 1994. As a percentage of revenues, general and administrative costs declined to 45.9% for fiscal 1995 from 84.5% for fiscal 1994. This decline resulted primarily from the achievement of substantially higher revenues in fiscal 1995 as compared with the prior year without a commensurate increase in general and administrative costs. Depreciation and amortization increased by 34.3% for fiscal 1995 to $996,834 from $742,135 for fiscal 1994 due primarily to the acquisition of new equipment for new call centers.

  Net Interest Expense

     Net interest expense increased 63.1% to $1,371,936 for fiscal 1995 from $841,407 for fiscal 1994. This increase was attributable to the increase of average debt outstanding to $5,816,615 from $3,816,078 for fiscal 1995 and 1994, respectively, resulting primarily from the Company's completion of an offering of its 8% Convertible Secured Notes during 1995 and interest paid in connection with the Company's 1995 rescission offering. See "Risk Factors -- Rescission Rights of Certain Shareholders" and "Business -- Securities Law Issues."

  Debt Conversion Expense

     The Company recognized $384,071 of expenses related to the conversion of its 8% Convertible Secured Notes during 1995. No similar expenses were recognized during the prior year.

  Other Income (Expense)

     Other income for the year ended December 31, 1995, was $122,670, and consisted primarily of interest income of $47,918, approximately $98,900 of income resulting from the settlement of a vendor claim, offset by estimated litigation settlement expense of approximately $24,000. Other expense, for the year ended December 31, 1994, was $131,310, and consisted primarily of estimated litigation settlement expenses of $200,000, offset by interest income of $56,055, and a refund of moving expenses of approximately $10,948.

YEARS ENDED DECEMBER 31, 1994 AND 1993

  Revenues

     Revenues increased 250.2% to $5.1 million for fiscal 1994 from $1.4 million for fiscal 1993. Revenues from the call centers opened prior to 1994 grew to $3.2 million for fiscal 1994 from $1.1 million for fiscal 1993, accounting for $2.1 million of this increase. Revenues from the call centers opened during 1994 accounted for $1.8 million of revenues in fiscal 1994. The revenue growth at existing call centers was due exclusively to increases in call volumes at these centers.

  Direct Operating Costs

     Direct operating costs increased 123.9% to $4.8 million for fiscal 1994 from $2.1 million for fiscal 1993. This increase in direct operating costs was due primarily to the greater number of call centers in operation during 1994 as compared to 1993. As a percentage of revenues, direct operating costs declined to 94.9% for fiscal 1994 from 148.4% for fiscal 1993. This decline resulted primarily from higher revenues and operating efficiencies due to improved personnel utilization and higher call volumes.

  General and Administrative Costs

     General and administrative costs increased 28.5% to $4.3 million for fiscal 1994 from $3.3 million for fiscal 1993. This increase in general and administrative costs was due primarily to higher expenses associated with the operation of the new call centers opened in 1994 and the operation for the full year in 1994 of the call centers opened during 1993. As a percentage of revenues, general and administrative costs declined to 84.5% for fiscal 1994 from 230.4% for fiscal 1993. This decline resulted primarily from the achievement of substantially higher revenues for fiscal 1994 as compared with the prior year without a commensurate increase in general and administrative costs. Depreciation and amortization increased by 95.3% to $742,135 for fiscal 1994 from $379,904 for fiscal 1993 primarily due to the acquisition of new equipment for new call centers.

  Net Interest Expense

     Net interest expense increased 889.9% to $841,407 for fiscal 1994 from $85,003 for fiscal 1993. This increase was primarily attributable to the increase of average debt outstanding to $3,816,078 from $780,915 for 1994 and 1993, respectively, resulting from the Company's completion of an offering of its 10% Subordinated Notes, completion of an offering of its 8% Convertible Secured Notes and an increase in equipment lease financing associated with the opening of new call centers.

  Other Income (Expense)

     Other expense for the year ended December 31, 1994, was $131,310, and consisted primarily of estimated litigation settlement expenses of $200,000, offset by interest income of $56,055, and a refund of moving expenses of approximately $10,948. Other income for the year ended December 31, 1993, was $44,345 and consisted primarily of interest income of approximately $33,752.

QUARTERLY INFORMATION

     The following tables set forth certain unaudited quarterly statement of operations data for the six quarters ended June 30, 1996, as well as data expressed as a percentage of the Company's revenues for the periods indicated. These data have been derived from unaudited financial statements, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such statement of operations data should be read in conjunction with the Company's audited financial statements and notes thereto.

                                                                  QUARTERS ENDED
                                        ------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                          1995        1995       1995        1995       1996        1996
                                        ---------   --------   ---------   --------   ---------   --------
                                                            (IN THOUSANDS)
    Revenues..........................   $ 2,638     $3,042     $ 3,479     $3,916     $ 4,228     $4,516
    Direct operating costs............     1,787      1,824       1,634      1,912       1,994      1,977
    General and administrative
      costs...........................     1,486      1,367       1,503      1,644       1,740      1,816
    Income (loss) from operations.....      (635)      (149)        342        360         494        724
    Interest and loan fees............       276        334         474        289         162        131
    Net income (loss).................   $  (908)    $ (364)    $  (127)    $ (325)    $   285     $  442

     The following table sets forth certain quarterly financial information of the Company for each of the Company's last five fiscal quarters expressed as a percent of total revenues for the periods indicated.

                                                                  QUARTERS ENDED
                                        ------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                          1995        1995       1995        1995       1996        1996
                                        ---------   --------   ---------   --------   ---------   --------
    Revenues..........................    100.0%      100.0%     100.0%      100.0%     100.0%      100.0%
    Direct operating costs............     67.7        60.0       47.0        48.8       47.2        43.8
    General and administrative
      costs...........................     56.3        44.9       43.2        42.0       41.2        40.2
    Income (loss) from operations.....    (24.1)       (4.9)       9.8         9.2       11.7        16.0
    Interest and loan fees............     10.5        11.0       13.6         7.4        3.8         2.9
    Net income (loss).................    (34.4)%     (12.0)%     (3.7)%      (8.3)%      6.7%        9.8%

  Variable Operating Results

     The Company's results of operations have fluctuated and may continue to do so in the future depending upon a variety of factors, including opening of new call centers, timing of expenditures in anticipation of future contracts or product enhancements and renewal or expiration of existing contracts. Total revenue of the Company increased in each quarter presented, primarily as a result of growth in call volumes from existing call centers. Over the quarterly periods shown, direct operating costs have generally declined as a percentage of revenue as the Company has increased personnel productivity. In the third quarter of 1995, personnel productivity measured on a Company-wide basis increased approximately 23%, the largest quarterly increase for the periods presented. In the fourth quarter of 1995, the Company recognized certain costs related to the conversion of its 8% Convertible Secured Notes, contributing to the loss for that period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has consistently used external sources of funds, primarily from the issuance of equity and debt securities, to fund the Company's operating needs and capital expenditures. For the six months ended June 30, 1996, the Company generated net income of $727,368; however, the Company generated net losses of $1,724,067, $5,035,090, and $4,072,646 in fiscal 1995, 1994, and 1993, respectively. As of June 30, 1996, the Company's accumulated deficit was approximately $15.7 million. Cash flow solely from operations has been insufficient to fund all of the Company's capital and other non-operating needs. As of June 30, 1996, the Company had approximately $2,189,521 in cash and cash equivalents and approximately $2,436,335 in working capital.

     In addition to cash from operations, the Company's principal source of liquidity is a $3.0 million bank line of credit. Availability under the line of credit is subject to borrowing base requirements and compliance with loan covenants. Under the terms of the agreement, outstanding borrowings bear interest at the prime rate plus 1.25 percent and all assets of the Company are pledged to the bank as collateral. The agreement contains minimum net worth and working capital requirements as well as certain other restrictive covenants and prohibits the payment of cash dividends by the Company. As of June 30, 1996, the Company was eligible to borrow $1,822,000 under the line of credit and had $550,000 of borrowings against this line of credit. The Company also has a credit facility under which the Company may borrow up to $1.0 million to finance purchases of capital equipment. Borrowings bear interest at the prime rate plus
1.75 percent and are secured by the purchased equipment. As of June 30, 1996, the Company had $67,200 of borrowings against this line of credit.

     Cash Flow from Operations. Net cash from operations for the six months ended June 30, 1996 was $1,450,854, resulting primarily from the operating and net income for that period. No new call centers were opened and most existing call centers operated profitably and contributed to cash flow from operations during the six months ended June 30, 1996.

     Net cash used by operations was $2,255,035, $4,403,703 and $3,653,316 in fiscal 1995, 1994, and 1993, respectively. In fiscal 1994 and 1993, the Company expanded its operations into six and three new markets, respectively, which required the use of cash to fund start-up costs for new call centers. The reduction in use of cash by operations in 1995 was primarily due to the Company's efforts to reduce costs and increase efficiency through more effective personnel utilization and technology enhancements, which allowed faster call processing without compromising quality of service, and to the opening of only one new call center and the growth in revenues from existing call centers in that year. Additionally, revenues grew in existing markets, further improving the Company's liquidity and capital resources. Although the Company continues its focus on efficient operations, quality of service remains a high priority and, if necessary, the efficiencies of scheduling will be adjusted in order to maintain the desired quality, which could have an adverse effect on cash flow from operations and liquidity.

     Cash Flow from Investing Activities. Cash used in investing activities was $303,873 for the six months ended June 30, 1996 related primarily to capital expenditures for system redundancy capabilities and equipment upgrades for certain existing locations. In the six months ended June 30, 1996, additional capital equipment for the same purposes was acquired through lease financing in the amount of $678,877.

     Net cash provided or (used) by investing activities was $100,616, $(914,974), and $(1,293,289) in fiscal 1995, 1994, and 1993, respectively. The
Company's call center expansion in 1994 and 1993 required the use of proceeds for capital equipment. In 1995, 1994 and 1993, capital equipment acquired through lease financing was $1,066,249, $1,929,810 and $95,680, respectively.

     Cash Flow from Financing Activities. Net cash used by financing activities for the six months ended June 30, 1996 was $106,282, resulting primarily from the exercise of warrants to purchase 328,948 shares of the Company's Common Stock resulting in net cash proceeds to the Company of $497,397 and proceeds from borrowing on the line of credit and the secured equipment term loan of $617,200, offset by $745,897 in principal payments related to current notes payable and $474,980 in payments related to existing capital lease obligations.

     Net cash provided by financing activities was $2,993,050, $5,328,596, and $4,749,679 in fiscal 1995, 1994, and 1993, respectively.

     In 1995, the Company issued $3,860,000 in principal amount of its 10% Subordinated Notes to certain private investors to refinance similar notes maturing in 1995, resulting in net cash proceeds to the Company of $250,000. In 1995, the Company also issued $3,050,000 in principal amount of its 8% Convertible Secured Notes to certain private investors, resulting in net cash proceeds to the Company of $3,050,000. During 1995, warrants for the purchase of 327,412 shares of the Company's Common Stock were exercised, resulting in net cash proceeds to the Company of approximately $1,088,080. In 1995, the Company also repurchased 135,414 shares of its Common Stock pursuant to a rescission offer, which resulted in the use of $738,660 in cash.

     In 1994, the issuance of debt and equity resulted in the following net cash proceeds to the Company: (i) the 1994 10% Subordinated Notes provided $3,610,000 in net cash proceeds; (ii) the initial offering of the Company's 8% Convertible Secured Notes resulted in $1,950,000 in net cash proceeds; and (iii) warrants and options to purchase shares of Common Stock were exercised resulting in proceeds to the Company of $338,089.

     In 1993, the Company issued and sold 667,062 shares of its Common Stock to various private investors, resulting in net cash proceeds to the Company of $4,733,534.

     Future Capital Needs and Resources. The primary uses of capital are expected to be the expansion of existing call centers, funding of start-up operating losses for newly opened call centers, principal and interest payments on indebtedness, and the purchase of equipment for the improvement of existing and furnishing of new call centers.

     In late 1995 and in the first three months of 1996, the debt obligations of the Company were significantly reduced through the exchange of $3,210,000 in principal amount of its 10% Subordinated Notes for 611,440 shares of Common Stock and conversion of $5,000,000 in principal amount of its 8% Convertible Secured Notes into 2,164,402 shares of Common Stock. In the second quarter of 1996, the Company paid $550,000 in principal amount of the 10% Subordinated Notes. In September 1996, the remaining 10% Subordinated Note will mature, resulting in an obligation of the Company to make a principal payment of $100,000, to the extent that the Note is not converted into Common Stock of the Company.

     Although the Company currently has no material commitments for capital expenditures, it anticipates that its capital expenditures will be up to approximately $3,000,000 through the end of 1996, resulting primarily from projected expansion and discretionary planned improvements. The Company believes its existing cash and cash equivalents, credit facilities and cash from operations, together with the net proceeds of this offering, will be sufficient to fund its operations through the end of fiscal 1997. However, because the Company's growth may require the opening of new call centers in addition to those projected, the Company's capital requirements cannot be predicted with certainty and there is no assurance that the Company will not require additional financing during this period. There is no assurance that any required additional financing will be available on terms satisfactory to the Company or not disadvantageous to the Company's shareholders, including those purchasing shares in this offering.

     Effect of Inflation. The effect of inflation was not a material factor affecting the Company's business during fiscal 1995, 1994, or 1993 or the six months ended June 30, 1996.

                                    BUSINESS

     The Company is a leading independent developer and provider of EDA for the wireless telecommunications industry. The Company contracts with wireless telecommunications carriers to provide enhanced directory assistance to a carrier's subscribers. In 1989, the Company was incorporated under the name Metro One Direct Information Services, Inc., opened its first call center and began testing and offering EDA services. In 1991, the Company entered into its first contract to provide EDA services to a cellular carrier's subscribers on a charge-per-call basis. The Company changed its name to Metro One Telecommunications, Inc. in 1995. The Company presently operates call centers in the Baltimore/Washington D.C., Chicago, Denver, Detroit, Miami, Minneapolis, Philadelphia, Phoenix, San Diego, Seattle and Portland, Oregon metropolitan areas. The Company additionally has contracted to provide EDA to carrier subscribers in Milwaukee and St. Louis. Service is provided to seven wireless telecommunications carriers, including cellular and PCS providers, under 12 multiyear contracts. In 1995, the Company handled over 20 million requests for directory assistance on behalf of carriers.

     The Company's EDA provides callers with personalized, easy-to-use directory assistance. The Company's operators provide EDA with a high level of efficient, personalized service. The Company's EDA includes several features in addition to those provided by traditional directory assistance, including call completion, categorical search and local event information. Call completion allows a caller to be directly connected with the number requested, thus completing the call without the need for redialing. The Company's StarBack feature enables a subscriber to return to an operator at any time during a call. The Company is developing additional EDA features including a broader array of connectivity features and increased content. The Company believes that its EDA offers the wireless consumer a feature-rich, user-friendly alternative to traditional directory assistance.

     In addition to addressing the needs of the wireless subscriber, the Company believes that its EDA offers wireless carriers the opportunity to differentiate their service by providing a high quality, value-added product to subscribers, thereby assisting carriers in meeting heightened competition in the telecommunications industry. The Company's array of connectivity features and informational content, which can be offered to subscribers in various configurations, allow the wireless carrier to distinguish its services from competitors and establish a separate identity in the marketplace. The Company believes that its EDA also increases carriers' revenues through expanded call volumes and from the increased billable air time attributable to its EDA's connectivity features. The Company has contracts with six of the 10 largest domestic cellular carriers to deliver EDA to their subscribers in one or more of their service areas, and with one of the nation's first PCS providers.

INDUSTRY BACKGROUND

     Wireless telecommunications has been among the fastest growing segments of the telecommunications industry during the 1990s. One industry source, Northern Business Information, predicts annual revenues in the wireless telecommunications industry to increase from less than $10 billion in 1990 to $50 billion by 1999. This growth stems largely from technological advances that provide customers with affordable, high quality mobile services. According to the Cellular Telecommunications Industry Association ("CTIA"), cellular is currently the most widespread wireless technology with more than 33 million domestic subscribers at the end of 1995, and is projected to grow to 47 million subscribers by the year 2000. Other types of wireless communications technologies, such as PCS and specialized mobile radio ("SMR"), are expected to compete with cellular in the near future and enjoy rapid expansion. For example, the number of PCS subscribers is projected to reach almost 15 million by the year 2000.

     Telecommunications carriers face increasing competitive pressures arising from the deregulation of the domestic telecommunications industry. Landline carriers which once enjoyed monopoly status in local markets now confront competition from multiple providers. For example, the enactment of the Telecommunications Act of 1996 effectively allows AT&T and other long-distance providers to compete in local markets or Local Access Transport Areas ("LATAs"). Competition is especially pervasive in the wireless telecommunications marketplace. The FCC has issued licenses to two cellular providers in every domestic market and may issue as many as six licenses in each market to PCS providers.

     Because of this increasingly competitive environment, local, regional and national telecommunications carriers confront intense pressure to differentiate their products and establish brand loyalty. These pressures are particularly acute for wireless carriers who seek to increase market penetration of their services and increase revenues while confronting competition from rival carriers and new technologies. As the quality of wireless services improves and achieves relative parity with competing services, wireless providers must differentiate themselves by incorporating value-added features into their services.

     Carriers additionally face increased competitive pressures with respect to the pricing of their services. In response to these pressures, carriers have reduced airtime rates and increased their call volumes by targeting new subscribers who use wireless services on a more limited basis. These trends are reflected in the decline, as reported by the CTIA, of average monthly service revenue per subscriber from $74.10 in 1991 to $59.08 in 1995, causing carriers to pursue strategies that increase the frequency and duration of use.

     Increasingly, carriers are re-evaluating their existing services and seeking opportunities that will allow them to compete more effectively and increase usage. Directory assistance is one such feature that wireless carriers can offer to differentiate their services. Traditional landline directory assistance provides a customer with a requested party's phone number, but only if specific identifying information, including name, spelling, and possibly address, are supplied by the caller. To reduce labor costs and to achieve greater operating efficiencies, carriers in recent years have consolidated directory assistance operations and reduced reliance on operators through the increased use of automated systems. These directory assistance operations strive to decrease call processing times by limiting customer connect time.

     Wireless subscribers need convenient and practical directory assistance in which they are not hampered by the limited functionality of automated operators or required to write down or memorize phone numbers. Wireless subscribers benefit from an enhanced directory assistance that can deliver features beyond mere phone listings, such as call connectivity and helpful information such as categorical searches, local events and movie listings. In turn, carriers benefit from increased subscriber loyalty and the revenues derived from more frequent usage.

THE METRO ONE SOLUTION

     Metro One gives wireless carriers the ability to deliver feature-rich, easy-to-use and personalized enhanced directory assistance to their subscribers. The Company's EDA offers enhancements to traditional directory assistance, including an array of connectivity features and the ability to supply wireless consumers with a broader range of information, including categorical search and local event information. With the Company's EDA, carriers can offer customized configurations of these value-added connectivity and content features. These custom feature sets are marketed and delivered with private label branding, enabling the carrier to establish a distinct identity for its services. In addition, the Company's connectivity features can increase the call completion rate, producing additional revenue for carriers through increased billable airtime. The Company believes that carriers offering its EDA experience greater service use and higher subscriber satisfaction and retention.

     The Company's operating competencies, derived from the establishment and operation of 11 call centers, allow it to provide carriers with a reliable, high-quality directory assistance product. The Company's contracts with carriers impose stringent performance standards. The Company strives to maintain its high quality of service through various quality assurance programs, including employee training, operator monitoring and periodic carrier quality evaluations. The Company's national call center network enables carriers which operate in multiple markets to offer a consistent EDA, which promotes greater system-wide marketing and brand identification.

METRO ONE'S STRATEGY

     Metro One's mission is to be the leading provider of operator-assisted information services. The key elements of Metro One's strategy for fulfilling that mission are:

     Continuously offer value-added products and features. Metro One endeavors to define a new standard for directory assistance by delivering directory assistance solutions which meet the particular needs of wireless telecommunications consumers. Metro One is working to enhance and expand its feature offerings to include new advanced connectivity capabilities, including operator return and messaging, and is working to improve its database systems to include additional local event information and more and different types of useful information. Through continuous expansion of its features, enrichment of its database and enhancement of its search capabilities, Metro One believes it can attract and retain carriers and set an ever increasing expectation for value-added enhanced directory assistance. See "Principal Product and Product Features."

     Expand into new geographic markets. Metro One expects to continue to expand its national network of call centers into new geographic markets served by existing carrier customers, which increasingly demand consistent service across their national networks. Metro One intends to build on these existing carrier relationships to increase its share of the wireless telecommunications directory assistance market. The Company also plans to offer enhanced directory assistance from these new call centers to additional cellular carriers and to PCS carriers as that technology is introduced. Metro One believes its operational competencies and extensive experience developing and maintaining its existing call center network will help the Company to penetrate these new geographic markets successfully.

     Leverage existing infrastructure. Metro One intends to exploit its national call center network to provide service to additional wireless carriers and subscribers from existing call centers. By leveraging its established call center network, Metro One expects to expand call volumes particularly by providing EDA to subscribers who can now be served more readily as a result of the deregulation of the telecommunications industry. Metro One also intends to further leverage its directory assistance database systems to provide national directory assistance and national call connectivity.

     Achieve greater operating efficiencies. Metro One is developing and implementing software enhancements and adding new hardware to its EDA systems that are intended to increase the productivity of its operators. These improvements are expected to give operators the ability to perform more sophisticated information searches with faster data retrieval, and provide them with the ability to efficiently query multiple data bases. Coupled with improved personnel training programs and operator monitoring capabilities, these enhancements are expected to permit the Company to deliver its EDA to carrier subscribers more efficiently while increasing call center profitability.

     Pursue opportunities to provide additional operator-assisted services. Metro One intends to expand its product offerings to include information services that complement its enhanced directory assistance. The Company is exploring such offerings as direction services, messaging and concierge services. The development and implementation of these services are intended to generate incremental revenue for the Company while raising consumer expectation for operator assisted information services.

CUSTOMERS AND MARKETS

     The Company provides its EDA to six of the nation's largest cellular carriers in a portion of their service areas and to one of the first carriers to establish domestic PCS service.

     The following table identifies the 25 largest domestic cellular markets, based on estimated total subscribers, and sets forth the two licensed cellular carriers in those markets. Carriers who have contracted with Metro One to provide EDA services in those markets are indicated in bold-faced type.

                                  ESTIMATED                      CELLULAR LICENSEE
                                TOTAL CELLULAR   --------------------------------------------------
RANK     METROPOLITAN MARKET     SUBSCRIBERS                A                         B
- ----   -----------------------  --------------   ------------------------  ------------------------
  1    Los Angeles, CA........     1,640,946     Bell South                AirTouch Cellular
  2    New York, NY...........     1,260,885     AT&T Wireless             Bell Atlantic NYNEX
                                                                           Mobile
  3    Chicago, IL............     1,188,043     Southwestern Bell Mobile  AMERITECH CELLULAR
  4    Washington, D.C./
       Baltimore, MD..........       935,529     Southwestern Bell Mobile  BELL ATLANTIC NYNEX
                                                                           MOBILE
  5    Miami, FL/West Palm           863,645
       Beach, FL..............                   AT&T Wireless             BELLSOUTH CELLULAR
  6    Detroit, MI............       746,113     AirTouch Cellular/AT&T    AMERITECH CELLULAR
                                                 Wireless
  7    San Francisco, CA/            744,135
       San Jose, CA...........                   AT&T Wireless/AirTouch    GTE Mobilnet
                                                 Cellular
  8    Boston, MA.............       686,384     Southwestern Bell Mobile  Bell Atlantic NYNEX
                                                                           Mobile
  9    Philadelphia, PA.......       654,617     Comcast Cellular          BELL ATLANTIC NYNEX
                                                 Communications            MOBILE
 10    Atlanta, GA............       609,145     AirTouch Cellular         BellSouth Cellular
 11    Dallas, TX.............       583,191     AT&T Wireless             Southwestern Bell Mobile
 12    Houston, TX............       560,691     AT&T Wireless/Bell South  GTE Mobilnet
 13    Seattle, WA............       425,975     AT&T WIRELESS             US WEST NEWVECTOR
 14    San Diego, CA..........       380,545     GTE MOBILNET              AirTouch Cellular
 15    Tampa, FL..............       349,251     AT&T Wireless             GTE Mobilnet
 16    Minneapolis, MN........       347,999     AT&T WIRELESS             US WEST NEWVECTOR
 17    Phoenix, AZ............       346,017     Bell Atlantic NYNEX       US WEST NEWVECTOR
                                                 Mobile
 18    St. Louis, MO..........       328,658     AMERITECH CELLULAR        Southwestern Bell Mobile
 19    Denver, CO.............       324,904     AT&T WIRELESS             US WEST NEWVECTOR
 20    Sacramento, CA.........       309,395     AT&T Wireless             AirTouch Cellular
 21    San Antonio, TX........       293,141     AT&T Wireless             Southwestern Bell Mobile
 22    Cleveland, OH..........       292,888     New Par                   GTE Mobilnet
 23    Portland, OR...........       276,779     AT&T WIRELESS             US West NewVector
 24    Orlando, FL............       272,390     AT&T Wireless             BellSouth Cellular
 25    Kansas City, MO........       250,250     AT&T Wireless             Southwestern Bell Mobile

- ---------------
Source for market rankings, estimated subscribers and licensees: RCR

     The Company believes that these major metropolitan areas represent its greatest opportunities for future growth. Cellular usage in these markets has attained sufficient levels to provide profitable call volumes. Competition among carriers for these subscribers increases carrier need for features that can differentiate their services. The Company targets all domestic cellular carriers and carriers developing and offering emerging telecommunications technologies in market areas where it presently offers EDA. The Company strives to expand relationships with existing carrier customers and to establish relationships with new carrier customers in markets where the Company's EDA presently is not offered.


     The Company provides substantially all of its EDA services under 12 separate contracts that have terms that range from two to five years. None of these contracts expire during 1996 while three expire during 1997. Under the EDA contracts, the carrier generally agrees to route all local directory assistance calls to the Company. However, these contracts generally allow the Company to offer EDA services to competing carriers. The Company contractually agrees to staff its EDA operations centers 24 hours a day, seven days a week, 365 days a year, with a sufficient number of operators to perform the contracted services within specified performance requirements.


     The Company offers its services on behalf of the carrier under a brand name selected by that carrier. For example, the Company presently offers its EDA to AT&T Wireless subscribers in various markets as "AT&T Connect." The carrier is responsible for all aspects of marketing, including advertising and related costs. Although each carrier establishes its own fee structure with its subscribers, Metro One charges carriers for its service on a per call basis and the carrier is obligated for the charges regardless of whether it is paid by the subscriber. Generally, these per call charges remain fixed for the term of the contract, subject only to consumer price index adjustments. During 1995, the Company's per-call charges to its carrier customers averaged $.61.


     The Company typically enters into a separate contract with a carrier for each geographic market to be served by the Company. The Company is a party to a single contract with Ameritech Cellular, however, providing for the Company to deliver enhanced directory assistance to Ameritech Cellular's subscribers in Chicago, Milwaukee, St. Louis, and Detroit. The agreement provides for the Company to supply directory assistance to each of those markets for a term of three years commencing on the date enhanced directory assistance is made commercially available to subscribers in the market. The additional terms of the agreement do not differ materially from the Company's general EDA contracts. Under this contract, Ameritech Cellular accounted for approximately $2,994,000 of revenue during 1995 and approximately $2,230,000 of revenue during the first two quarters of 1996.


     In 1995, seven customers accounted for substantially all of the Company's $13.0 million in revenues. The Company's three largest customers, US West NewVector, Ameritech Cellular and Bell Atlantic NYNEX Mobile, accounted for approximately 29, 23, and 20 percent of revenues, respectively, in 1995. In 1994, six customers accounted for all of the Company's revenues, and the top three customers, US West NewVector, Bell South Cellular and AirTouch Cellular, accounted for approximately 53, 15, and 13 percent of revenues, respectively.

     During the first quarter of 1996, the Company's contract with AirTouch Cellular in the San Diego market expired. During 1995, the contract accounted for approximately seven percent of the Company's revenues. Although the Company participated in a competitive bidding process, the Company was unable to secure renewal on terms and conditions that were acceptable to the Company. During the negotiations, the carrier sought rates below prior contract rates and an exclusivity commitment in markets served by the carrier. As of May 6, 1996, another vendor began handling calls for the carrier in the San Diego market from remote call centers. The Company continues to serve a competing carrier in the San Diego market.

     In July 1994, AirTouch Cellular and US West NewVector announced their intention to combine their cellular properties in a multi-phase transaction. AirTouch Cellular has also formed a partnership, called TOMCOM, L.P., with Bell Atlantic and NYNEX to develop common service standards, pursue national marketing strategies, develop information technology, create a national distribution strategy and implement joint purchasing arrangements. Unlike the AirTouch Cellular/US West NewVector partnership, however, TOMCOM does not contemplate a merger of cellular properties. Two of the Company's contracts with certain of those TOMCOM participants are up for renewal in 1997, with four up for renewal in subsequent years.

     While the implications of the non-renewal of the AirTouch Cellular EDA contract for its San Diego market are unclear, the Company believes this decision may serve as a precedent for AirTouch Cellular and the other TOMCOM participants as they establish or consider the renewal of EDA contracts in other markets in the future. Accordingly, there can be no assurance that the Company will be provided the opportunity to renew its contracts with US West NewVector or any other TOMCOM participant or that the Company will have the opportunity to obtain new contracts with any of these carriers in the future. If these contracts are not renewed, there is no assurance that the Company will be able to replace these contracts with contracts with other carriers. Contracts with TOMCOM participants accounted for approximately 56% of the Company's revenues in 1995. The failure of the Company to obtain renewal of those contracts or to obtain replacement contracts would have a material adverse effect on the Company's business, financial condition and results of operation.

PRINCIPAL PRODUCT AND PRODUCT FEATURES

     Enhanced Directory Assistance. Metro One delivers its EDA using a customized array of hardware and software and the Company's database and search engines. The Company receives incoming calls by means of contractually assigned directory assistance numbers, typically 411 or 555-1212. Calls are answered by the Company's operators, identifying the EDA service using the carrier's brand name. Upon receiving information requests from subscribers, Company operators search the Company's local database utilizing various search engines. The Company's EDA system allows the operator to connect the caller to a party or, if requested, supply the subscriber with a telephone number, address, or other information, including local events or businesses of a certain type within a specific locality. The fee for this service is fixed by the carrier, and typically ranges from $.50 to $.75 plus airtime charges. The Company's system compiles billing information that is, in some cases, furnished to the carrier for subscriber billing and collection.

          Connectivity features. The Company's EDA incorporates connectivity features at no additional charge to carriers, which are engineered to address specific needs of mobile users. The Company's call completion feature directly connects a subscriber to a requested business or residence without the requirement of additional dialing. This feature is particularly useful to the mobile consumer because it eliminates the need to write down or memorize a phone number. Metro One's StarBack feature allows a caller to return immediately to an operator simply by pressing the (*) key once on the caller's telephone. This feature allows a caller immediate access to an operator if a call is unanswered or if the number is busy, permitting the caller to request alternate connections.

          Content features. The Company's database and search engine development activities have focused on the creation of valuable features which distinguish the Company's EDA from traditional directory assistance. The Company's database system is derived from a variety of sources, including data licensed from RBOCs, independent telephone companies and other commercial sources. Most RBOCs and independent telephone companies historically have made their listing information available for license by the Company in accordance with tariffs established with state regulatory authorities or through license agreements. Under the Telecommunications Act of 1996, all telecommunications carriers that provide telephone exchange service are obligated to provide subscriber list information under nondiscriminatory and reasonable rates, terms, and conditions. The Company supplements this information with localized information, including information relating to local events and amenities. Unlike traditional directory assistance, the Company's EDA permits categorical searches of its database, allowing operators to provide more comprehensive information to callers. For example, a party may request the identities, addresses and telephone numbers of a business of a certain type in a specific locale. The Company has the capability to customize a local database to include specialized information at the request of a carrier customer. The Company believes that these features are of particular value to wireless subscribers who often seek information while in transit.

     New features and products. The Company is developing features which complement the Company's current array of connectivity and content features while providing additional utility and value to the wireless subscriber. The Company believes that the development of new features is an important component of its strategy to define a new standard for directory assistance and to thereby widen customer acceptance of and demand for enhanced directory assistance. The Company has experienced delays in the development of new features in the past, including delays attributable to the failure of vendors to timely deliver software and equipment and delays attributable to the Company's limited technical staff. Although the Company has sought to prevent future delays by supplementing the efforts of technical staff through technical consulting contracts and through contracting with alternate sources for certain aspects of feature development, there can be no assurance that the Company will successfully complete the development or introduction of new features and products on a timely basis or that such features and products will achieve market acceptance.

          Search engines. The Company is upgrading its database system and search engines to broaden the categorical search capabilities of its operators. When implemented, these search engines are intended to permit additional keyword, phonetic and logical search capabilities. It is anticipated that these new software tools will be introduced in the Company's call centers throughout 1996. The Company believes that these tools will improve EDA search times, resulting in faster call processing.

          Connectivity features. The Company plans to introduce several new connectivity features during 1996 which will further differentiate its EDA from traditional directory assistance. These additional features are expected to include AutoBack--the ability to automatically return a caller to an operator if a busy signal or no answer is detected; NumberBack--the ability to obtain on demand a recording of the last phone number requested by a caller; MessageBack--the ability to deliver a caller's message to the called party at a later time if connection is not initially established; and CallBack--the ability to connect the called party to the calling party at a later time.

     National database access and inter-LATA connectivity. The Company is upgrading its call center work stations to allow operators to more efficiently query both their local database and a national directory assistance database licensed by the Company from commercial sources. In addition, these workstation upgrades, coupled with the networking of the Company's call centers, will allow operators to also query both their local enhanced directory assistance database and other local enhanced directory assistance databases throughout the Company's call center network. When completed, each of the Company's local databases are expected to be accessible from any call center. This development, coupled with the ability of operators to more effectively connect calls to any domestic phone number in its database, will allow carriers to provide their subscribers with a national EDA.

     Operator-assisted services. The Company also intends to expand its product offerings to include information services that complement its EDA. The Company is exploring such offerings as direction services -- providing point-to-point directional information to callers; messaging -- delivering alpha-numeric messages to the desired party's digital handset; and concierge services -- providing operator-assisted concierge information for the hospitality industry and other corporate customers.

OPERATIONS

     Call centers. The Company presently maintains call centers in the Baltimore, Chicago, Denver, Detroit, Miami, Minneapolis, Philadelphia, Phoenix, San Diego, Seattle and Portland, Oregon metropolitan areas. Call center premises are leased by the Company and range in size from approximately 3,000 to 11,000 square feet. The Company seeks to match the terms of these leases to the terms of its contracts with carriers at each site, obtaining renewal rights where possible. In its call center site selection process, the Company works with carriers to identify locations which provide easy access to T1 and T3 transmission facilities. In addition, the Company seeks to obtain locations that are readily accessible to its workforce.

     Call centers typically are configured using modular work stations, so that each operator has a station for their terminal and related database materials. Because the Company's call centers are operational 24 hours a day, work stations may be used by three or more operators during a business day.

     Database, database management system and search engines. The Company develops a principal database for each call center, obtaining data from a variety of sources including RBOCs, independent telephone companies and other commercial sources. The Company's local database is augmented by access to supplemental databases on a subscription basis. The Company has developed a database management system that it uses to maintain and update directory listings in its database. The Company receives periodic updates from certain of its data sources which are incorporated into its databases on a regular basis.

     The Company has developed search engines to access information within its databases. The Company currently is upgrading its database management system and search engines to broaden the categorical search capabilities of its operators. When implemented, the search engines are expected to enable additional key word, phonetic and logical search capabilities. The Company anticipates that these software enhancements will be introduced in its call centers throughout 1996.

     EDA system. Metro One's EDA system incorporates programmable switching equipment, host computers, voice response units and database servers. The Company contracts with value-added resellers to assist in programming its switches and host computer systems. This software enhances its call handling and billing capabilities and provides the basis for the Company's connectivity features.

                                    [CHART]

     A subscriber call is routed to a Metro One call center over T1 or T3 transmission facilities between a carrier's switching center and the call center. The call is processed by Metro One's switch and routed to an operator. A voice response unit greets the caller with a message recorded by the specific operator to whom the call is routed. At the conclusion of the greeting, the operator attends to the caller's directory assistance request, generally by utilizing Metro One's computerized database system and search engines.

     Once the requested information is provided to the caller, the caller is connected directly to the requested number. Because the subscriber's call is routed through Metro One's switch, the caller can use the StarBack feature to be immediately returned to an operator at any time during the call. This call processing configuration permits the Company to offer additional connectivity features through the programming of its switch and host computer.

     Quality assurance. Particularly because the Company's EDA is provided to subscribers on a branded basis, the Company believes that the quality and reliability of its EDA services are important considerations in a carrier's decision to offer the Company's EDA. The Company provides carriers with broad EDA options, including system design, configuration and features. Once a new call center is operational, the Company and carrier subject the center to extensive testing before service is initiated.

     In addition to supplying billing information to carriers, the Company monitors call center performance for compliance with contract performance standards and reports this information to carriers on a periodic basis. The Company conducts weekly, monthly and quarterly reviews of call center performance, including operator monitoring. The Company has centralized its employee training which allows it to achieve more uniform performance throughout its call center network. Metro One solicits performance evaluations from its customers on a quarterly basis. The Company's systems maintenance and support personnel are accessible to customers on a 24-hour basis.

     Reliance on Third Party Vendor. Currently the Company retains the services of one value-added reseller to assist in programming the Company's telecommunications switching equipment. As a result, this firm has significant familiarity with the technological method by which the Company delivers its EDA. Although the Company believes that such programming services are available from multiple sources, if the Company were unable to obtain the services of this firm, the Company might be required to obtain similar services from other parties or devote its own resources to such programming. The development of such an alternative approach could involve significant time and expense and diminish the Company's ability to provide quality service or even delay the Company's ability to provide its EDA to its customers.

MARKETING

     The Company markets directly to telecommunications carriers. Sales and technical support personnel are based at the Company's corporate headquarters in Beaverton, Oregon. In addition, the Company's regional managers, who oversee the Company's call center network, are also a key element in the maintenance and development of carrier relationships.

     The Company's major marketing programs focus on product awareness principally through trade shows, marketing materials, including brochures and videotape presentations, and direct contacts with telecommunications carriers. There are several major industry conferences that are keystones to the Company's marketing program. These include the annual Cellular Telecommunications Industry Association and the annual Personal Communications Industry Association conferences. The Company maintains communications with its existing carrier customers through its quality assurance and customer service programs, which afford the Company the opportunity to receive information regarding evolving carrier needs.

     By receiving input from carriers, the Company is able to design its products to effectively serve their needs and those of their subscribers. If carriers have particular needs which cannot be met by the Company's standard system configuration, the Company strives to customize the system and its EDA product to meet their specific needs.

COMPETITION

     The enhanced directory assistance market is characterized by rapidly changing market forces, technological advancements and increasing competition from large carrier-affiliated companies and small, independent companies. The Company's principal competitors include RBOC-owned or -affiliated carriers or non-RBOC affiliated carriers, including GTE. In addition to traditional directory assistance, many of these competitors offer a directory assistance call completion feature. Although the Company believes that none of these competitors presently offers a form of enhanced directory assistance that incorporates all the connectivity and content features of the Company's EDA, these competitors have substantially greater financial, technical and marketing resources than the Company and may be able to do so in the future. The Company also faces competition in various markets from independent companies seeking to offer forms of enhanced directory assistance.

     The Company believes that the principal competitive factors in the enhanced directory assistance market are quality of product, available features, technological innovation, experience, responsiveness to customers, and price. Historically, the Company has sought to distinguish itself from competitors based on the quality of its product, the development of useful features and its experience derived from successfully establishing a national network of call centers. Although the Company has not experienced widespread competitive pressures with respect to the pricing of its product, there can be no assurance that the Company will not experience price or margin pressures in the future. The Company believes, however, that its future growth will depend on its ability to maintain and improve the quality of its product, and to develop and successfully introduce new connectivity features and content.

INTELLECTUAL PROPERTY

     The Company regards certain aspects of its products and their features and processes as proprietary and relies on a combination of trademark, patent and trade secrets laws and confidentiality procedures to protect its proprietary rights. The Company has applied for five patents covering certain aspects of the Company's product features and processes. There can be no assurance that patents will issue with respect to any of these applications. The Company's policy has been to enter into confidentiality agreements with all employees and limit access to its documentation and other information related to its intellectual property. Despite these activities, however, no assurance can be given that the steps taken by the Company will provide adequate protection of its proprietary product features or processes or that competitors will not develop similar or functionally equivalent product features or processes.

     The Company believes that its product development and marketing capabilities have been of greater importance to the Company's business than legal intellectual property protection. Likewise, although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.

     The Company has obtained service mark registrations in the United States for the names "StarBack," "Metro One," "EDA," "Enhanced Directory Assistance," and "the Enhanced Directory Assistance People." "AutoBack," "NumberBack," "SureConnect," "MessageBack," "CallBack," and "TeleConcierge" are also service marks of the Company. Service mark registration applications are pending in the United States with respect to these marks used by the Company. This Prospectus also includes trademarks and tradenames of companies other than Metro One.

GOVERNMENT REGULATION

     The Company's business depends upon relationships with companies that are regulated by the FCC or state PUCs. Such regulation applies to all communications common carriers, such as AT&T, RBOCs and other long distance and local exchange carriers. Enhanced service companies such as the Company may be subject to various levels of regulation or are completely unregulated on a state-by-state basis.

EMPLOYEES

     As of June 30, 1996, the Company had approximately 493 employees. None of the Company's employees are subject to a collective bargaining agreement. Management of the Company considers its relationship with its employees to be good.

PROPERTIES

     The Company leases its principal executive and administrative offices at 8405 S.W. Nimbus Avenue, Beaverton, Oregon, comprising approximately 15,400 square feet, for a remaining term of six years with a renewal option. The Company also leases office facilities for its EDA operations in the Baltimore, Chicago, Denver, Detroit, Miami, Minneapolis, Philadelphia, Phoenix, St. Louis, San Diego, Seattle and Portland, Oregon metropolitan areas. There are 13 facility leases in effect at May 31, 1996 with remaining terms ranging from one to six years.

     The Company believes that its facilities are suitable and adequate for its presently anticipated requirements and that it is not dependent upon any individual leased premises.

SECURITIES LAW ISSUES

     Between 1989 and December 31, 1993, the Company financed its activities through sales of 3,529,944 shares of its Common Stock and debt securities that were converted into 1,462,494 of its Common Stock. Such securities were sold directly to approximately 560 persons. During a review of these past financing activities in 1993, the Company's management was unable to conclude that all applicable state and federal securities laws had been complied with in all material respects in connection with these offerings. A violation of state or federal securities laws in connection with an offering of securities generally gives the purchaser the right to rescind the transaction and obtain from the issuer the original purchase price for the securities or, if the securities have been subsequently disposed of, the difference between the price paid for the securities and the amount obtained on disposition, plus interest at a statutory rate from the date of purchase. The blue sky laws of Oregon and some other states permit an issuer to extinguish the rights of a purchaser of securities to bring a suit based on violation of the state's blue sky laws by offering to rescind the transaction and pay the purchaser the amount of damages that he would have been entitled to receive, as explained in the previous sentence. However, the SEC takes the position that liabilities under the federal securities laws are not terminated by the making of a rescission offering.

     In 1994, the Company voluntarily executed the Consent Order with the Division in which the Company agreed to cease and desist from participating in any violations of Oregon securities laws and paid a civil penalty of $20,000.

     In 1995, the Company offered to each holder of its Common Stock as of March 31, 1995 who resided in Oregon the right to rescind the holder's purchase of shares of the Company's Common Stock. Sales of 135,414 shares of the Company's Common Stock were rescinded pursuant to the rescission offering, resulting in payment by the Company of approximately $738,660 to certain of its former shareholders, which included interest of approximately $124,900.


     The Company believes that its potential rescission liability to shareholders who received the rescission offer for possible violations of Oregon and federal law has been effectively eliminated as a result of the rescission offer or the running of applicable statutes of limitation. If, notwithstanding the rescission offer, these Oregon holders were to successfully assert claims against the Company to repurchase their shares, the Company could be required to pay to these holders approximately $10,289,031, plus approximately $3,345,000 in statutory interest.



     In addition, the rescission offer was made to holders of 119,843 shares of the Company's Common Stock who resided in states in which the Company did not register its rescission offer, and the rescission offer was not made to holders of 528,215 shares of the Company's Common Stock who resided in states whose securities laws do not permit rescission offerings or impose terms and conditions on such offerings which were unacceptable to the Company. These holders of 648,058 shares of Common Stock originally purchased such shares of Common Stock from the Company at prices ranging from $0.88 to $8.05 a share; 515,064 of these shares were purchased for $4.38 a share or less. Although the Company also believes that its potential rescission liability to many of these shareholders may have been eliminated by the running of applicable statutes of limitation, there can be no assurance that claims asserting violations of federal or state securities laws will not be asserted against the Company by any of these shareholders or that certain holders will not prevail against the Company in the assertion of such claims, thereby compelling the Company to repurchase their shares. If all of the holders of the 119,843 shares who resided in states in which the Company did not register its rescission offering successfully asserted claims that the Company repurchase their shares, the Company could be required to pay to these holders approximately $265,255, plus approximately $68,000 in statutory interest, representing an average repurchase price of approximately $2.78 per share. If all of the holders of the 528,215 shares who resided in states whose securities laws do not permit rescission offerings or impose terms and conditions on such offerings which were unacceptable to the Company, which shareholders were not offered rescission by the Company, successfully asserted claims that the Company repurchase their shares, the Company could be required to repay these holders approximately $1,783,907, plus approximately $457,000 in statutory interest, representing an average repurchase price of approximately $4.24 per share. Even if the Company were successful in defending any securities law claims, the assertion of such claims against the Company additionally could result in costly litigation and significant diversions of effort by the Company's management. See "Legal Proceedings."


     Between September 1994 and December 1994, Steven A. Posey, then the Vice President-Sales and Marketing for the Company, purchased 171,420 shares of the Common Stock pursuant to the exercise of options, at exercise prices of $1.75 per share. Mr. Posey died in October 1995. The Company has recently been informed by representatives of Mr. Posey's estate that Mr. Posey entered into transactions contemporaneously with his option exercises pursuant to which he either sold, agreed to sell or pledged approximately 80,000 of these shares (the "Posey Shares") to third parties at effective prices per share ranging from $7.00 to $10.50.

     Such transactions may not have been undertaken in compliance with applicable federal and state securities laws and, under those laws, Mr. Posey could be deemed an "underwriter" with respect to his sale or pledge of the shares of Common Stock he acquired. Consequently, certain of the purchasers and lenders may possess claims against Mr. Posey to rescind their respective transactions with him.

     The Company believes it exercised reasonable care to assure that Mr. Posey was not an "underwriter" within the meaning of the federal and state securities laws in connection with his option exercises in 1994. The Company informed Mr. Posey in writing during the time he exercised the options that the shares were not transferable except in accordance with federal and state securities laws. The stock certificates delivered to Mr. Posey also contained a legend stating that the shares were not transferable except in accordance with federal and state securities laws. Accordingly, the Company believes that none of the individuals who acquired shares from Mr. Posey has a valid claim against the Company as a result of those transactions.


     Notwithstanding the foregoing, there can be no assurance that a party asserting claims against Mr. Posey or his estate as a result of any of those transactions will not also assert claims against the Company, alleging the Company's participation in the transactions. If it were ultimately determined that the Company participated in those transactions, acquirors of Posey Shares might have the right under state or federal securities laws to rescind their purchases and obtain their original purchase price from the Company, plus interest from the date of purchase at the statutory rate, in exchange for their shares. The Company has been informed by representatives of Mr. Posey's estate that the aggregate consideration received by Mr. Posey from sales, agreements to sell or pledges of the Posey shares was approximately $520,840. If acquirers of the Posey shares successfully asserted claims that the Company repurchase their shares, the Company could be required to pay to these holders approximately $520,840, plus approximately $92,000 in statutory interest, representing an average repurchase price of approximately $7.66 per share.


     In 1994 and 1995, the Company offered and sold its Notes in private transactions. During the fourth quarter of 1995, $5,000,000 in principal amount of the Notes were converted into 2,164,402 shares of the Company's Common Stock, at an effective conversion rate of $2.31 a share. In 1995 and 1996, $3,210,000 in principal amount of Notes was exchanged for 611,440 shares of the Company's Common Stock, at an effective exchange rate of $5.25 a share. One remaining Note in the principal amount of $100,000 is due in September 1996. In addition, between January 1994 and March 1996, the Warrants were exercised to purchase an aggregate of 293,131 shares of the Company's Common Stock for an aggregate purchase price of $1,003,080, or a weighted average exercise price of $3.42 a share.


     If in a civil or regulatory action or proceeding it is ultimately determined that the Company participated in the distribution of the Posey Shares, parties who purchased Notes or exercised Warrants might assert that the offer and sale of the Notes and the Warrants should be integrated with the distribution of the Posey Shares and, accordingly, should have been registered under the Securities Act. If it were ultimately determined that the offer and sale of the Notes and Warrants should have been registered as a result of integration with the distribution of the Posey Shares, the holders of the Notes and Warrants might have the right to rescind their original investment and (i) obtain from the Company the difference between the amount of the original investment and the value of the shares received upon exchange or conversion,
(ii) exchange the shares acquired upon the exercise of Warrants for the exercise price, (iii) receive accrued interest at the statutory rate on the amount provided for in (i) and (ii). If the acquirers of the Notes and Warrants successfully asserted claims that the original issuances of the Notes and the Warrants should have been registered, the Company could be required to pay these holders the difference between the original investment of such holders, which in the aggregate was $8,210,000, and the value of the 2,775,842 shares of the Company's Common Stock received upon exchange or conversion, plus statutory interest. The Company believes that such shares of stock had a value of at least $5.25 per share at the times of exchange or conversion and accordingly believes that no amounts would be owing to such holders in such event. If it subsequently were determined that the value of the shares at the times of exchange or conversion was less than $5.25, the Company could be required to pay an amount to holders whose effective conversion rate was greater than the value of the shares received, which amount would not exceed $8,210,000 plus statutory interest in the approximate amount of $595,000 if the shares of the Company's Common Stock were determined to have no value. The Company additionally could be required to pay to holders of Warrants approximately $1,003,080, plus approximately $150,000 in statutory interest. In addition, there is no assurance in this event that the distribution of the Posey Shares would not be deemed by the Division to be a violation of the Consent Order, in which case the Division might seek to impose civil and criminal penalties against the Company. Such a rescission or penalties could have a material adverse effect on the Company's financial condition and results of operations. Even if the Company were successful in defending any securities law claims, the assertion of such claims against the Company additionally could result in costly litigation and significant diversions of effort by the Company's management.


LEGAL PROCEEDINGS


     In May 1993, as a means of rapidly responding to a market opportunity in Arizona with US West NewVector, the Company entered into a Leasing and Business Transfer Agreement (the "Leasing Agreement") with Metro Direct Information Services of Phoenix ("Arizona Direct"), an unaffiliated third party and former licensee of the Company's initial value-added EDA product. The Leasing Agreement provided financing for the Company of substantially all required equipment and furniture in its Arizona operations center and is similar, in some respects, to a joint venture agreement. Equipment with the approximate value of $200,000 was financed and obtained by the Company under the Leasing Agreement, which amount was not repaid by the Company. The Leasing Agreement provided for a formula-based profit sharing arrangement between the Company and Arizona Direct, which was to become effective after the Company had recouped all start-up costs from the Arizona operation. At the earliest appropriate time, at the Company's discretion, the Company was obligated to request that its rights under the US West NewVector contract for Arizona be transferred to Arizona Direct. If such a transfer had occurred, the profit sharing arrangement was to be replaced by a royalty arrangement under which the Company would have received a royalty for each cellular call handled by Arizona Direct. If the transfer had been denied or otherwise did not occur, the formula-based profit sharing arrangement was to govern the business relationship between the Company and Arizona Direct until the transfer or the end of the US West NewVector agreement. During 1993 and 1994, the Company and Arizona Direct were unable to come to an agreement with respect to the amounts of equipment lease financing that had been provided to the Company by Arizona Direct. In addition, disputes arose regarding whether the Company had recouped start-up costs for the Arizona operation as of May 1994. In June, 1994, Arizona Direct commenced an action seeking rescission of the Leasing Agreement. In December, 1994, the Company notified Arizona Direct that it believed Arizona Direct was in default of its obligations under the Leasing Agreement. The Company has declared the Leasing Agreement terminated. Arizona Direct has given the Company notice of its belief that the Company has breached the Leasing Agreement as well. The Company has denied those allegations.


     In connection with the Leasing Agreement, the Company and several of its officers have been named as defendants in a complaint filed in U.S. District Court for the District of Arizona in June 1994 by Arizona Direct (and the purported principal shareholders of Arizona Direct). The complaint alleges, among other things, that the Company and its officers defrauded the plaintiffs by entering into the Leasing Agreement and, further, violated securities laws as the plaintiffs believe the Leasing Agreement to constitute a security as that term is used in state and federal securities regulations. Additionally, the complaint alleges that the Company and several of its officers violated securities laws by selling securities in the plaintiff company to the individual plaintiffs in the amount of $507,000 and otherwise causing the individual plaintiffs to invest in Arizona Direct. The complaint seeks damages, including punitive damages, in an amount to be determined by the court. The Company and its officers answered the complaint denying liability, and moved to dismiss certain aspects of the suit and to change the venue from Arizona to Oregon. The court granted these motions, transferred the case to the U.S. District Court for the District of Oregon and gave Arizona Direct leave to re-plead. Arizona Direct filed an amended complaint in March, 1995 which did not substantially alter the claims previously made. The Company moved to dismiss certain claims, which motions were granted in part. The Company has counterclaimed for breach of the Leasing Agreement and for tortious interference with the Leasing Agreement against Arizona Direct's principal shareholders. In October 1995, Arizona Direct filed an action against the Company in the U.S. District Court for the District of Oregon seeking, among other things, damages for alleged breach of the Leasing Agreement. This action has been consolidated with the pending case originally filed in Arizona and subsequently transferred to Oregon. Discovery is ongoing in both cases. The Company believes the allegations to be without merit because it does not believe the Leasing Agreement constituted a security for purposes of applicable federal and state securities laws. The Company further believes that even if such Leasing Agreement constituted a security, it was exempt from registration under such securities laws. The Company further believes that it did not make material misrepresentations or omit to state material facts in connection with the negotiation of the Leasing Agreement, and at all such times it intended to perform the Leasing Agreement. Finally, the Company believes that the litigation commenced by the plaintiffs against the Company constituted a repudiation of the contract, precluding the plaintiffs from seeking its enforcement. Notwithstanding the foregoing, there can be no assurance that the Company or any of its officers will be successful in defending this legal action. No assurance can be given that the Company or any of its officers will be successful in defending this legal action.


     The Company, after consultation with its legal counsel, Ater Wynne Hewitt Dodson & Skerritt LLP, does not believe that liability with respect to the alleged securities laws violations is "probable" within the meaning of statement of Accounting Standards No. 5. Accordingly, no accrual for such liability in excess of amounts which the Company believes are payable for the equipment under the Leasing Agreement has been made in the Company's financial statements.


     On May 20, 1996, Richard and John Budinich, two of the Company's shareholders, filed a civil action in the Superior Court of the State of Washington for King County in which the plaintiffs allege that the Company violated securities laws of the State of Washington by selling to the plaintiffs 44,532 shares of the Common Stock of the Company in 1993 which had not been registered under Washington law and by omitting material facts and making untrue statements in connection with those sales. See "Risk Factors -- Rescission Rights of Certain Shareholders" and "Securities Law Issues." In its complaint, the plaintiffs seek damages in the amount of the consideration paid for the shares, $332,560, together with interest at the Washington statutory rate of 8% per annum. The Company believes that it has meritorious defenses to the plaintiffs' claims and intends to vigorously defend the litigation.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

                  NAME                       AGE                         POSITION
- -----------------------------------------    ---     ------------------------------------------------
Timothy A. Timmins.......................    39      President, Chief Executive Officer and Director
Patrick M. Cox...........................    34      Executive Vice President, Chief Operating
                                                     Officer, Secretary and Director
Kevin S. Anderson........................    32      Senior Vice President -- Directory Assistance
                                                     Services
Stebbins B. Chandor, Jr..................    36      Senior Vice President and Chief Financial
                                                     Officer
Gary E. Henry............................    39      Vice President -- Field Operations
Karen L. Johnson.........................    46      Vice President -- Controller
Michael A. Kepler........................    33      Vice President -- Information Systems
A. Jean de Grandpre......................    75      Chairman of the Board
G. Raymond Doucet........................    53      Director
William D. Rutherford....................    57      Director

     TIMOTHY A. TIMMINS has served as President and Chief Executive Officer of the Company since 1995 and Director of the Company since 1994. He served as the Company's Executive Vice President and Chief Financial Officer from 1993 to 1995. From 1985 to 1993, Mr. Timmins served in various capacities within the Investment Banking Division of Kemper Securities, Inc. and predecessor firms, ultimately as Senior Vice President. Mr. Timmins is a certified public accountant and holds a Bachelor of Science degree in Business Administration from Portland State University and a Masters degree in Business Administration from the University of Southern California.

     PATRICK M. COX has served as Executive Vice President and Chief Operating Officer since 1993, Secretary of the Company since 1995 and Director of the Company since 1989. Since the Company's inception in 1989 through October 1993, Mr. Cox served as Chairman of the Board of Directors, President and Chief Executive Officer or similar positions. From 1986 to 1989, Mr. Cox was a Director and Vice President of Line One Telecommunications, Inc., a company that installed and serviced private communications networks and served as a sales, service and repair center for Cellular One. Mr. Cox is a member of the National Association of Radio and Telecommunications Engineers and is a NARTE Certified Engineer Class One.

     KEVIN S. ANDERSON has served as Senior Vice President -- Directory Assistance Services of the Company since 1995. Since the Company's inception in 1989, Mr. Anderson has served in various capacities including President and Executive Vice President. From 1988 to 1989, Mr. Anderson served as Vice President of Operations for Line One Telecommunications, Inc. Mr. Anderson holds a Bachelor of Science degree in Business Administration from Oregon State University.

     STEBBINS B. CHANDOR, JR. joined the Company in September 1995 and serves as Senior Vice President and Chief Financial Officer of the Company. From 1985 to 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America N.A. and Continental Bank N.A. He specialized in structured finance/asset securitization and mezzanine debt financing. Mr. Chandor holds a Bachelor of Science degree in Chemical Engineering from Tufts University and a Masters degree in Business Administration from the University of Southern California.

     GARY E. HENRY joined the Company in 1993 and serves as Vice
President -- Field Operations. Prior to joining the Company, Mr. Henry was Senior Vice President, Corporate Services Director for Imperial Corporation of America, Inc., a financial institution, with whom he had been employed since 1985. He holds a Bachelor of Arts degree in Public Administration from San Diego State University.

     KAREN L. JOHNSON joined the Company in November 1993 as Controller. From 1989 to 1993, she was Financial Operations Manager for Care Medical Equipment, Inc. and Care Ambulance, Inc. Ms. Johnson is a certified public accountant with a Bachelor of Arts degree from St. Olaf College, and she performed post-graduate work in accounting and business administration at Portland State University.

     MICHAEL A. KEPLER has served as Vice President of Information Systems for the Company since 1993. From 1989 to 1993 he held a similar position as Director of Information Systems. From March 1989 until joining the Company, Mr. Kepler was a programmer with ComLink West, a computer services company that performed contract programming for the Company. During 1988 and early 1989, he was an Engineering Technician with Single Board Systems and an Assembly and Testing Technician with Hewlett-Packard.

     A. JEAN DE GRANDPRE is Chairman of the Board of Directors of the Company and has served as a director since 1995. Mr. de Grandpre is the founding Director and Chairman Emeritus of Bell Canada Enterprises from which he retired in 1989. He has served on the Canadian Advisory Board of BJB International Management since 1993, and the boards of Textron Canada Ltd. since 1992 and Thera Technologies since 1993. He is a former Director of Bell Canada, Northern Telecom Limited, Chrysler Corporation, Chrysler Canada Ltd., and the International Advisory Board of The Chemical Bank, New York. Mr. de Grandpre is a Life Member of the Canadian Bar Association, Emeritus Member of the Canadian Association of Canadian General Counsel, Member of the Bar of the Province of Quebec and former Chancellor of McGill University. Mr. de Grandpre is a lawyer, appointed Queen's Counsel, a Companion of the Order of Canada, the highest honour granted a private citizen. Mr. de Grandpre is the recipient of the Honourary Associate Award of the Conference Board of Canada and is an inductee into the Canadian Business Hall of Fame.

     G. RAYMOND DOUCET has served as a director of the Company since 1995. Mr. Doucet is the President and Chief Executive Officer of TeleZone Corporation, a Toronto-based telecommunications company. He is also is President and Chief Executive Officer of Douserv Management Inc., a Montreal-based holding Company. From 1984 to 1991, he was the Chairman and Chief Executive Officer of Radcel Communications Inc. which was purchased by Rogers Communications, Inc. Prior to that, he was President of Douserv Group Inc., a company offering consulting, marketing and operational services to the telecommunications industry. From 1965 to 1974, Mr. Doucet was the Director of Technical Services with Bell Canada where he was responsible for the planning and development of transmission and distribution networks. Mr. Doucet serves on the boards of directors of Doucet & Associates Consultants Inc., Servco Quebec Inc. and TeleZone Inc.

     WILLIAM D. RUTHERFORD was elected to the Board of Directors of the Company at a Special Meeting of the Shareholders on November 29, 1995. Mr. Rutherford was a principal with Macadam Partners, a Portland-based investment firm. He was formerly the Treasurer of the State of Oregon, where he was responsible for the State's then $14 billion investment program and the state's then $7.5 billion in indebtedness and during which service he was elected Chairman of the Oregon Investment Council. He also served for seven years as a Member of the Oregon House of Representatives. From 1994 to 1995, Mr. Rutherford served as Director of Special Projects for Metallgesellschaft Corp., a multi-billion dollar international trading company. From 1990 through 1993, Mr. Rutherford was President and a director of Societe Generale Touche Remnant Corporation (U.S.), an international asset management company. From 1987 to 1990, Mr. Rutherford was President and Chief Executive Officer of ABD International Management Corporation, an international asset management company. Mr. Rutherford formerly practiced law and served as the Chief Executive Officer of a regional investment firm. A U.S. Army veteran, Mr. Rutherford received a Bachelor of Science in History from the University of Oregon in 1961 and an LL.B. from Harvard University Law School in 1964.

     Pursuant to the Company's Second Restated Articles of Incorporation, at any time when the Board of Directors consists of six or more members, the Board of Directors is divided into three classes serving staggered three-year terms. Directors are otherwise elected to serve one-year terms. Executive officers are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors appointed a Compensation Committee in 1995. The Compensation Committee reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's stock option plans. The members of the Compensation Committee are Messrs. de Grandpre and Doucet. The Board of Directors appointed a standing Audit Committee in 1996. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and facilitates the preparation of the Board of Directors' response to that letter, if deemed necessary. The members of the Audit Committee are Messrs. de Grandpre, Doucet and Rutherford. The Board of Directors acts as a nominating committee for selecting nominees for election as directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation eliminate, to the fullest extent permitted by Oregon law, liability of a director to the Company or its shareholders for monetary damages for conduct as a director. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     The Company's Restated Articles of Incorporation require the Company to indemnify its directors to the fullest extent not prohibited by law. The Company has also entered into indemnification agreements with each of the Company's directors. The Company believes that the limitation of liability provisions in its Restated Articles and indemnity agreements may enhance the Company's ability to attract and retain qualified individuals to serve as directors.

DIRECTORS' COMPENSATION AND OTHER ARRANGEMENTS

     Generally, directors who are not employees of the Company receive $500 plus expenses for each Board meeting attended locally or via telephone and $2,500 plus expenses for each meeting attended in person for which substantial travel is required. Directors who are not employees of the Company each have been granted non-qualified options to purchase 57,140 shares of Common Stock of the Company at a price of $8.05 per share; such options vest over a four-year period, which vesting may be accelerated under certain conditions. In addition, Mr. de Grandpre receives $2,000 a month for his service as Chairman of the Board.

     The Company entered into a two-year consulting agreement with G. Raymond Doucet, a director, in December 1994, pursuant to which Mr. Doucet will advise the Company on (i) enhancing the profitability of its EDA, (ii) technical and personnel matters, and (iii) financial and budgetary matters. In addition to receiving a consulting fee of $5,000 per month, the Company has granted Mr. Doucet an option to purchase up to 85,710 shares of its Common Stock at an exercise price of $2.31 per share.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal year ended December 31, 1995, certain summary information concerning compensation of the persons serving as the Company's Chief Executive Officer (the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                  ANNUAL COMPENSATION      SECURITIES
                                                -----------------------    UNDERLYING     ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS   OPTIONS/SARS   COMPENSATION
- ----------------------------------------------  ----   --------   -----   ------------   ------------
Timothy A. Timmins............................  1995   $ 96,750     --       399,981             --
  President and Chief Executive Officer(1)      1994     79,961     --            --             --
Robert J. Cymbala.............................  1995     79,615     --       208,919       $ 98,193(2)
  President and Chief Executive Officer(1)      1994    135,923     --            --             --


- ---------------
(1) Mr. Cymbala resigned as the Company's President and Chief Executive Officer on July 20, 1995. Mr. Timmins was elected as the Company's President and Chief Executive Officer on July 28, 1995.


(2) These amounts were paid to Mr. Cymbala pursuant to an agreement with the Company entered upon Mr. Cymbala's resignation which provided for the payment to Mr. Cymbala of nine months compensation in biweekly installments. Of this total amount, $39,808 was paid to Mr. Cymbala during 1996.


OPTION GRANT TABLE

     The following table provides information regarding options to purchase Common Stock granted to the Named Executive Officers pursuant to the Company's Stock Incentive Plan (the "Stock Incentive Plan") during the year ended December 31, 1995.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL
                                                                                                      REALIZABLE
                                                                                                       VALUE OF
                                                                                                    ASSUMED ANNUAL
                                                                                                    RATES OF STOCK
                                                                                                        PRICE
                                                      PERCENT OF                                     APPRECIATION
                                                     TOTAL OPTIONS                                    FOR OPTION
                             NUMBER OF SECURITIES     GRANTED TO                                       TERM(1)
                              UNDERLYING OPTIONS     EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   --------------
           NAME                    GRANTED            FISCAL YEAR       ($/SHARE)       DATE(2)     5%($)   10%($)
- ---------------------------  --------------------   ---------------   --------------   ----------   -----   ------
Timothy A. Timmins.........         399,981           33.4%               $ 8.05         7/28/05       0       0
Robert J. Cymbala..........         208,919           17.4%                 8.05              (3)     (3)     (3)

- ---------------
(1) The potential realizable value is based on the term of the option at the time of grant (ten years). Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the relevant option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share established at the relevant grant date. These rates are provided in accordance with the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on the stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2) The options vest over a period of four years and the term of each option is 10 years. The options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

(3) Mr. Cymbala resigned as the Company's President and Chief Executive Officer on July 20, 1995. Mr. Cymbala's options expired on November 20, 1995.

YEAR-END OPTION TABLE

     The following table provides information regarding exercises of options during 1995 and unexercised options held as of December 31, 1995, by the Named Executive Officers.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                               SHARES                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                              ACQUIRED                     UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                 ON           VALUE          OPTIONS AT YEAR-END                YEAR-END
           NAME               EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- ---------------------------  -----------     --------     -------------------------     -------------------------
Timothy A. Timmins.........           --           --          249,988/149,993                  (1)
Robert J. Cymbala..........           --           --             (2)                          (1)(2)

- ---------------
(1) There is no established public trading market for the Company's Common Stock. The Value of Unexercised In-the-Money Options is the difference between the fair market value of the Common Stock at December 31, 1995 and the applicable exercise price. This difference was estimated to be less than or equal to zero.

(2) Mr. Cymbala resigned as the Company's President and Chief Executive Officer on July 20, 1995. Mr. Cymbala's options expired on November 20, 1995.


     The Company has entered into employment contracts with Messrs. Timmins and Cox that allow for a base annual compensation and increases based upon achievement of certain corporate goals and upon a formula tied to the profitability of the Company and for employment of them for five-year periods ending in July of 2000. The agreements provide for annual base salaries for Messrs. Timmins and Cox of $120,000 and $110,000, respectively, that are eligible for a one-time increase of $30,000 and $25,000, respectively, based upon the occurrence of (i) a public offering of the Company's Common Stock at price of $10.50 per share resulting in aggregate gross proceeds to the Company of $10,000,000 or (ii) a sale or merger of the Company resulting in $10.50 consideration per share or (iii) the achievement of three consecutive calendar quarters of earnings by the Company before interest, taxes and depreciation of $250,000 in addition to the trading of the Company's Common Stock at $10.50 per share for a specified period (each such base salary, if increased, hereafter (an "adjusted based salary"). The employment agreements provide for annual bonuses for 2 percent up to 100 percent of base salary or adjusted base salary, as applicable, based upon the Company's achievement of earnings per share from $.07 to $4.45 in the year in which net earnings are first achieved and annual bonuses from 2 percent to 100 percent of base salary or adjusted base salary, as applicable, for earnings per share growth from 8 percent to 30 percent growth in subsequent years. The employment agreements also provide for payment to Messrs. Timmins and Cox of one additional year of base salary or adjusted base salary, as applicable, in the event of the termination of their respective employment for reasons other than cause and six months additional base salary or adjusted base salary, as applicable, if for cause, for disability or upon their death. Under the employment agreements, Messrs. Timmins and Cox have been granted certain indemnification rights. In addition, the employment agreements prevent Messrs. Timmins and Cox from competing with the Company or soliciting the employment of other individuals employed by the Company during Messrs. Timmins' and Cox's respective employment and for a period of one year thereafter. Under the employment agreements, Messrs. Timmins or Cox may not disclose the Company's confidential information to outsiders during their respective employment and for a period of two years thereafter.

1994 STOCK INCENTIVE PLAN

     The Stock Incentive Plan was adopted by the Board of Directors on November 30, 1994 for a 10-year term. The Stock Incentive Plan was approved by a vote of the shareholders at a Special Meeting of the Shareholders of Record on November 29, 1995. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and Consultants of the Company and to promote the success of the Company's business.

     The Stock Incentive Plan is administered by the Compensation Committee (the "Committee"). Transactions under the Stock Incentive Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition to determining who will be granted options, the Committee has the authority and discretion to determine when options will be granted and the number of options to be granted. The Committee may determine which options may be intended to qualify ("Incentive Stock Options") for special treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code") or whether options are Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. The Committee also may determine the time or times when each option becomes exercisable, the duration of the exercise period for options and the form or forms of the instruments evidencing options granted under the Stock Incentive Plan. The Committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Stock Incentive Plan. The Committee also may construe the Stock Incentive Plan and the provisions in the instruments evidencing option granted under the Stock Incentive Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the Stock Incentive Plan

     The Stock Incentive Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares. In addition, the Stock Incentive Plan provides for adjustments in the purchase price and exercise period by the Committee in the event of a proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or a merger or consolidation of the Company with another corporation, or in the event there is a change in constitution of the Common Stock of the Company.

     Participants in the Stock Incentive Plan may be selected by the Committee from employees, officers, directors and consultants of the Company. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Committee will take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant to accomplish the purposes of the Stock Incentive Plan.

     Only employees of the Company as the term "employees" is defined for the purposes of Code will be entitled to receive Incentive Stock Options. Incentive Stock Options granted under the Stock Incentive Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

     Each option granted under the Stock Incentive Plan will be evidenced by a written option agreement between the Company and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any Incentive Stock Option granted under the Stock Incentive Plan to a person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the fair market value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the Stock Incentive Plan will be at an exercise price no less than 85% of the fair market value per share on the date of grant or authorization of sale thereof, unless otherwise expressly determined by the Board of Directors. Fair market value on the date of grant is defined as a value determined in the discretion of the Board; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for the date of grant or authorization of sale, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common

Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the date of grant of the option or authorization of sale, as reported in The Wall Street Journal.

     The exercise period of options granted under the Stock Incentive Plan generally may not exceed 10 years from the date of grant thereof. Incentive Stock Options granted to a person owning more than 10 percent of the total combined voting power of the Common Stock of the Company will be for no more than five years. The Committee will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond 10 years from the date of grant.

     To exercise an option, the optionee must pay the full exercise price in whole or in part consisting of (i) cash; (ii) check; (iii) promissory note; (iv) transfer to the Company of shares having a fair market value at the time of such exercise equal to the option exercise price; or (v) delivery of instructions to the Company to withhold from the shares that would otherwise be issued on the exercise of that number of shares having a fair market value at the time of such exercise equal to the option exercise price, subject to determination by the Board.

     An option may not be exercised unless the optionee then is an employee, officer, director or consultant of the Company, and unless the optionee has remained continuously as an employee, officer, director or consultant of the Company since the date of grant of the option. If the optionee ceases to be an employee, officer, director or consultant of the Company, all options which are not vested under the Stock Incentive Plan by the time of death, disability, retirement or termination of employment, immediately terminate. All options granted to such optionee that are fully vested to such optionee but not yet exercised, will terminate (i) 12 months after the date the optionee ceases to be an employee, officer or director of the Company by reason of death or disability; or (ii) three months after termination of employment for any other reason.

     If an optionee dies while an employee, officer, director or consultant, or is terminated by reason of disability, all options theretofore granted to such optionee, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by request or inheritance, but only to the extent of the right to exercise as of the date of death or disability.

     Options granted under the Stock Incentive Plan are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the lifetime of the optionee or, in the event of incapacitation, only by the optionee's legal guardian or legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

     The Company, to the extent permitted or required by law, will deduct a sufficient number of shares due to the optionee upon exercise of the option to allow the Company to pay federal, state and local taxes of any kind required by law to be withheld upon the exercise otherwise due to the optionee. The Company is not obligated to advise any optionee of the existence of any tax or the amount which the Company will be required to withhold.

     As of the date of this Prospectus, options to purchase 1,162,598 shares of the Company's Common Stock have been granted under the Stock Incentive Plan, all of which have an exercise price of $8.05 per share, and 265,902 shares were available for future grants.

                              CERTAIN TRANSACTIONS

     During 1994, G. Raymond Doucet and A. Jean de Grandpre, both of whom are now directors of the Company, purchased 8% Convertible Secured Notes ("8% Notes") of the Company in the principal amounts of $275,000 and $150,000, respectively, through investment companies controlled by them, as part of a convertible secured note financing of the Company (the "Secured Note Financing"). The 8% Notes beneficially held by Messrs. Doucet and de Grandpre were converted into 119,042 and 64,932 shares of the Common Stock of the Company, respectively, during the fourth quarter of 1995.


     On May 31, 1996, the lenders in the Secured Note Financing, including MDL Investments, Mr. Doucet and Mr. de Grandpre (the "Lenders"), and the Company entered into a Shareholder Rights Agreement, pursuant to which the Company granted to the Lenders certain registration rights with respect to shares of Common Stock of the Company held by the Lenders and a right of first refusal with respect to future sales of Common Stock, preferred stock or other securities issued by the Company. MDL Investments, Mr. Doucet and Mr. de Grandpre have informed the Company that they intend to exercise this right of first refusal and purchase 7,627, 12,712 and 7,627 shares, respectively, in the offering at the initial public offering price. The Shareholder Rights Agreement provides for the termination of this right of first refusal upon the consummation of an underwritten public offering of the Common Stock of the Company in which the Company receives cash proceeds of not less than $10 million based on a per share price of at least $10.50.


     The Company has entered into a two-year consulting agreement with Mr. Doucet and granted him a five-year option to purchase up to 85,710 shares of its Common Stock at an exercise price of $2.31 per share. See
"Management -- Directors' Compensation and Other Arrangements."


     On July 20, 1995, Robert J. Cymbala resigned as the Company's President and Chief Executive Officer. In connection with that resignation, the Company and Mr. Cymbala entered into an agreement, dated July 20, 1995, wherein the Company agreed to pay Mr. Cymbala the amount of $98,193, representing nine months compensation which amount was paid to Mr. Cymbala in biweekly installments ending April 19, 1996. The agreement also included a release of claims by Mr. Cymbala and a covenant prohibiting Mr. Cymbala from competing with the Company for a period of one year.


     From time to time the Company has made cash advances to its officers, employees and consultants. At December 31, 1995, the Company carried several unsecured notes receivable, bearing interest at rates ranging from 7.89% to 9.01%, from certain of its officers, employees, consultants and a former employee. The following table lists individuals for whom the Company carried aggregate outstanding balances greater than $60,000 at any time during 1994 or 1995.

                                NAME                           BALANCE AT DECEMBER 31, 1995
        -----------------------------------------------------  ----------------------------
        Kevin S. Anderson....................................            $ 64,441
        Patrick M. Cox.......................................              62,177

     The loans to Mr. Anderson are evidenced by 44 promissory notes with maturities from June, 1992 to December, 1994, and bear interest at rates ranging from 7.89% to 9.01%. The loans to Mr. Cox are evidenced by 38 promissory notes with maturities from June, 1992 to December, 1994, and bear interest at rates ranging from 7.89% to 9.01%. These loans were extended by the Company to Messrs. Anderson and Cox for personal purposes during periods when the Company's financial position did not permit significant compensation increases to officers and when the Company's future capital needs were uncertain. The Company believed that making these cash advances allowed it to retain key personnel while maintaining the ability to secure repayment at later dates if required by the Company's capital needs. Although these notes have matured and are due, some of these notes may be forgiven at future dates, resulting in additional payroll tax liability for the Company and additional income tax liability for the makers of the notes.

     During 1992, the Company loaned to Daniel M. Smith, for personal purposes, then a beneficial owner of at least 5% of the outstanding shares of Common Stock of the Company and an officer of a former subsidiary of the Company, the amount of $175,000, represented by a demand note bearing interest at 7.89%, and collateralized by shares of the Company's Common Stock. Mr. Smith paid this principal balance plus accrued interest in 1994.

     The Company believes all of the foregoing transactions were fair to the Company and in its best interests. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal shareholders or their affiliates will continue to be approved by a majority of the disinterested members of the Board of Directors, on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and be for bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth as of July 19, 1996, certain information regarding the ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, (iv) all executive officers and directors as a group and (v) each Selling Shareholder. Except as otherwise indicated, the Company believes the that persons listed below have sole investment and voting power with respect to the shares of Common Stock owned by them.

                                               BENEFICIAL
                                                OWNERSHIP
                                                PRIOR TO                            BENEFICIAL OWNERSHIP
                                              OFFERING (1)       NUMBER OF SHARES   AFTER OFFERING (1)(2)
                                           -------------------    BEING SOLD IN     ---------------------
                                             NUMBER    PERCENT       OFFERING        NUMBER       PERCENT
                                           ----------  -------   ----------------   ---------     -------
NAMED EXECUTIVE OFFICERS, DIRECTORS AND 5%
  SHAREHOLDERS
Patrick M. Cox............................    466,644      5.4              0         466,644        4.7
8405 S.W. Nimbus Avenue
Beaverton, Oregon 97008
Robert J. Cymbala (3).....................          0        0              0               0          0
G. Raymond Doucet (4).....................    219,038      2.6              0         219,038        2.2
8405 S.W. Nimbus Avenue
Beaverton, Oregon 97008
A. Jean de Grandpre.......................     79,218        *              0          79,218          *
8405 S.W. Nimbus Avenue
Beaverton, Oregon 97008
William D. Rutherford.....................     30,905        *              0          30,905          *
8405 S.W. Nimbus Avenue
Beaverton, Oregon 97008
Timothy A. Timmins........................    328,414      3.7              0         328,414        3.2
8405 S.W. Nimbus Avenue
Beaverton, Oregon 97008
MDL Investments, Inc......................    545,219      6.4              0         545,219        5.6
999 de Maisonneuve Blvd West, Suite 1775
Montreal, Quebec Canada H3A 3L4
All directors and officers as a group (11   1,582,177     17.0              0       1,582,177       14.9
  persons)................................
SELLING SHAREHOLDERS
Banque Scandinave en Suisse...............    285,700      3.3        167,934         117,766        1.2
Bank of Copenhagen........................    216,440      2.5        216,440               0          0
Ed Perlenfein.............................    199,568      2.0         32,544         167,024        1.7
Shane Smith...............................    123,730      1.4         41,999          81,731          *
Dore Smith................................    117,716      1.4         35,093          82,623          *
Richard Boudreau..........................     72,540        *         25,190          47,350          *
Avalon Enterprises, Inc...................     70,001        *         20,000          50,001          *
Wayne Levi................................     68,179        *         68,179               0          0
Starjay Holdings, Inc.....................     64,932        *         30,000          34,932          *
Robert Brown..............................     61,686        *         61,686               0          0
Brian Levitt in Trust.....................     54,110        *         49,110           5,000          *
William Clark.............................     50,475        *         16,793          33,682          *
John Cavanaugh............................     48,951        *            735          48,216          *
FAMINO, Inc...............................     47,617        *         11,904          35,713          *
IRA FBO Sheldon Schrager..................     43,288        *         43,288               0
CODA Inc. Defined Benefits Pension Plan...     43,288        *         43,288               0
Ken Chamberlin............................     41,904        *         16,793          25,111          *

                                               BENEFICIAL
                                                OWNERSHIP
                                                PRIOR TO                            BENEFICIAL OWNERSHIP
                                              OFFERING (1)       NUMBER OF SHARES   AFTER OFFERING (1)(2)
                                           -------------------    BEING SOLD IN     ---------------------
                                             NUMBER    PERCENT       OFFERING        NUMBER       PERCENT
                                           ----------  -------   ----------------   ---------     -------
David Hartman.............................     41,904        *         16,793          25,111          *
Richards Family Trust.....................     36,190        *         12,595          23,595          *
Steve Perlenfein..........................     35,230        *          4,198          31,032          *
William MacHugh...........................     31,459        *          4,198          27,261          *
David Rosencrantz.........................     28,570        *          8,397          20,173          *
James Huddart.............................     25,143        *         10,076          15,067          *
Harold and Marilyn Fogelquist.............     22,856        *         16,793           6,063          *
Harold Roitenberg Trust...................     22,856        *          7,347          15,509          *
Virginia Bolin............................     20,952        *          8,397          12,555          *
Sharon L. Kimbell Family Trust............     20,952        *          8,397          12,555          *
David and Susan Lindsey...................     20,952        *          8,397          12,555          *
Jerry J. Dragovich........................     14,285        *          4,198          10,087          *
Sagax Investment Fund, Ltd................     11,428        *          8,397           3,031          *
John Bolin................................      2,094        *            841           1,253          *

- ---------------

 *  Less than one percent of the outstanding Common Stock

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from June 30, 1996 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996 is as follows: Patrick M. Cox -- 199,991 shares; G. Raymond Doucet -- 99,996 shares; A. Jean de Grandpre -- 14,286 shares; William D. Rutherford -- 10,714 shares; Timothy A. Timmins -- 324,985 shares; and All directors and officers as a group -- 837,466 shares. The number of shares that are issuable upon the exercise of warrants and options that are currently exercisable or exercisable within 60 days of June 30, 1996 by Selling Shareholders is as follows: Banque Scandinave en
    Suisse -- 57,140 shares; Ed Perlenfein -- 85,715 shares; Shane
    Smith -- 100,016 shares; Dore Smith -- 90,317 shares; Richard
    Boudreau -- 34,284 shares; William Clark -- 22,856 shares; John
    Cavanaugh -- 5,714 shares; Ken Chamberlin -- 22,856 shares; Richards Family Trust -- 17,142 shares; Steve Perlenfein -- 11,428 shares; William
    MacHugh -- 11,428 shares; David Rosencrantz -- 11,428 shares; James
    Huddart -- 13,714 shares; Harold and Marilyn Fogelquist -- 22,856 shares; Harold Roitenberg Trust -- 22,856 shares; Virginia Bolin -- 11,428 shares; Sharon L. Kimbell Family Trust -- 11,428 shares; David and Susan
    Lindsey -- 11,428 shares; Jerry J. Dragovich -- 5,714 shares; Sagax Investment Fund, Ltd. -- 11,428 shares; and John Bolin -- 1,144 shares.

(2) Assumes that the Underwriters' over-allotment option is not exercised. If the Underwriters' over-allotment option is exercised in full, the following shareholders will sell the additional shares indicated: Banque Scandinave en Suisse -- 60,626 shares, Ed Perlenfein -- 11,748, Shane Smith -- 15,162, Dore Smith -- 12,669, Richard Boudreau -- 9,094, William Clark -- 6,063, Richards Family Trust -- 4,547, John Cavanaugh -- 265, Ken
    Chamberlin -- 6,063, David Hartman -- 6,063, David Rosencrantz -- 3,031, James Huddart -- 3,638, William MacHugh -- 1,516, Harold and Marilyn Fogelquist -- 6,063, Harold Roitenberg Trust -- 2,653, Virginia
    Bolin -- 3,031, Sharon L. Kimball Family Trust -- 3,301, David and Susan Lindsey -- 3,031, Jerry J. Dragovich -- 1,516, Steve Perlenfein -- 1,516, Sagax Investment Fund, Ltd. -- 3,031, John Bolin -- 303. In addition if the Underwriters' over-allotment option is exercised in full, the Hill Family Trust will sell 11,428 shares, National Securities Corp. as custodian for William Schwartz, IRA will sell 22,856 shares, Dolphin Pointe, Inc. will sell 70,000 shares, and the Company will sell an additional 31,056 shares. Based upon information provided to the Company by Dolphin Pointe, Inc., the

    Company believes that Mr. Steven Posey was the owner of 100 percent of the issued and outstanding stock of Dolphin Pointe, Inc. prior to his death in October, 1995. Prior to his death, Mr. Posey was the Vice President -- Sales and Marketing of the Company.

(3) Mr. Cymbala resigned as the Company's President and Chief Executive Officer on July 20, 1995.

(4) Includes 85,710 shares of Common Stock issuable upon exercise of an outstanding stock option exercisable at a price of $2.31 per share granted to G. Raymond Doucet as part of his consulting agreement with the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 490,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

     As of July 19, 1995, 8,513,373 shares of Common Stock were outstanding, held of record by approximately 564 shareholders. After this offering, 9,801,544 shares will be outstanding. Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and non-assessable.

     The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future, as described below.

PREFERRED STOCK

     The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitation and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

     The potential issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue shares of Preferred Stock.

WARRANTS

     The Company has outstanding warrants to purchase 563,408 shares of Common Stock, 301,702 of which are exercisable through June 30, 1997 at an exercise price of $5.25 per share, and 261,706 of which are exercisable through March 31, 1998 at an exercise price of $2.31 per share. The warrants were issued in connection with the issuance of the Company's 10% Subordinated Notes to 32 purchasers of the Notes. To prevent dilution of the rights of the warrant holders, the exercise price and the number of shares of Common Stock issuable upon the exercise of the warrants are subject to the adjustment. The Company has committed to register for resale the shares issuable on exercise of the warrants. See "-- Registration Rights."

     The Company also has outstanding a warrant to purchase 104,923 shares of Common Stock, exercisable through September 10, 1996 at an exercise price of $1.75 per share, which price is subject to adjustment to prevent dilution. The warrant was issued in connection with consulting services provided to the Company by Daniel M. Smith, and the Company has agreed to register the shares underlying these warrants. See "-- Registration Rights."

     The Company anticipates that 288,171 shares of the Common Stock to be sold by Selling Shareholders will be obtained by the exercise of warrants held by the Selling Shareholders.

REGISTRATION RIGHTS

     As of the date of this Prospectus, holders of 2,928,444 shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of outstanding warrants and options) are entitled to certain rights with respect to the registration of such shares for offer and sale under the Securities Act.

     Under the terms of the Shareholder Rights Agreement dated as of May 28, 1996 between the Company and the purchasers of its 8% Convertible Secured Notes (the "8% Noteholders"), all of which Notes have been converted into Common Stock, if the Company proposes to register any of its securities under the Securities Act, the 8% Noteholders may require the Company to include in such registration any shares of common stock resulting from the conversion of the 8% Notes subject to certain conditions and limitations. The 8% Noteholders may demand that the Company register their shares an unlimited number of times on Form S-3, provided that the Company is eligible to use Form S-3 and that such shares would have an aggregate expected selling price of at least $500,000. The Company will not be obligated to effect more than one demand S-3 registration in any 12-month period. As of the date of this Prospectus, these rights are held by holders of 2,164,402 shares of the Company's Common Stock.

     Under the terms of warrants issued to purchasers of the Company's 10% Subordinated Notes, and to Silicon Valley Bank, Daniel M. Smith, and G. Raymond Doucet (the "Warrant Holders"), if the Company proposes to register any of its securities under the Securities Act, the Warrant Holders may require the Company to include in such registration any shares owned by them pursuant to the exercise of the warrants subject to certain conditions and limitations. All expenses incurred in connection with the registration of any Common Stock of the Company shall be borne by the Company except for underwriting discounts and commissions and the fees of Warrant Holders' counsel. As of the date of this Prospectus, these rights are enjoyed by holders of options and warrants to purchase 764,041 shares of the Company's Common Stock. The Company anticipates that 288,171 shares of the Common Stock to be sold by Selling Shareholders will be obtained by the exercise of warrants held by the Selling Shareholders.

OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES

     Upon completion of this offering, the Company will become subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to the control shares by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by the Company's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

     The Acquiror may, but is not required to, submit to the Company a statement setting forth certain information about the Acquiror and its plans with respect to the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders. If the Acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

     Upon completion of this offering, the Company will become subject to certain provision of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange,
(b) any sales, lease, mortgage or other disposition of 10% or more of the assets of the corporation and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans), (ii) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's voting stock or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Interstate Bank of Oregon, N.A., Seattle, Washington.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

     Upon completion of this offering, there will be 9,801,544 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares sold in this offering (or 2,300,000 shares if the over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act. Approximately 7,801,544 shares outstanding upon completion of this offering will be "restricted securities" ("Restricted Shares") within the meaning of Rule 144 and will be eligible for sale pursuant to Rule 144 or Rule 701 subject to certain lock-up agreements described below. Sales of shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common share.

     Upon completion of this offering, approximately 1,168,466 shares held for more than three years by shareholders who are not affiliates of the Company and who are not subject to the lock-up agreements described below will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k). Approximately 144,596 shares held for more than two but less than three years by shareholders who are not affiliates of the Company and who are not subject to the lock-up agreements described below are eligible for immediate sale in the public market subject to Rule 144, and approximately 28,823 additional shares held for more than two years by shareholders who are not affiliates of the Company and who are not subject to the lock-up agreements described below will become eligible for immediate sale in the public market without restriction subject to Rule 144 during the 180 days following the completion of this offering.

     The holders of approximately 6,397,356 shares of Common Stock have agreed with the Underwriters pursuant to lock-up agreements not to offer to sell, contract to sell or otherwise sell or dispose of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Black & Company, Inc. Upon expiration of these lock-up agreements, approximately 3,238,695 of those shares will be eligible for sale in the public market without restriction pursuant to Rule 144(k) and approximately 2,038,201 will be eligible for sale subject to the limitations of Rule 144.

     Upon the completion of this offering, there will be approximately 885,595 options granted under the Stock Incentive Plan and 475,872 warrants and other options immediately exercisable for shares of Common Stock. Holders of stock options granted under the Stock Incentive Plan could exercise their options and sell certain of the shares issued upon exercise as described below. Shares of Common Stock issued on the exercise of warrants and other options would be subject to the limitations of Rule 144. However, the holders of these warrants could, under certain circumstances, require the Company to register the shares underlying these warrants for resale under the Securities Act. See "Description of Capital Stock -- Registration Rights."

     In general under Rule 144, a person, including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 98,015 shares immediately following this offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

     As of the date of the Prospectus, options to purchase 1,162,598 shares of Common Stock were outstanding under the Stock Incentive Plan. Holders of options granted pursuant to the Stock Incentive Plan may be entitled to rely on the resale provisions of Rule 701 ("Rule 701") under the Securities Act in connection with the resale of shares issued upon exercise of these options. Rule 701 permits affiliates to sell Rule 701 shares under Rule 144 without compliance with the holding period requirements of Rule 144. Rule 701 provides that non-affiliates may sell such shares in reliance on Rule 144 without compliance with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait 90 days after the date of this Prospectus before selling such shares.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Stock Incentive Plan. Based on the number of options expected to be outstanding upon completion of this offering and shares reserved for issuance under the Stock Incentive Plan, such registration statement would cover approximately 1,428,500 shares. See "Management -- Stock Option Plans." Such registration statement is expected to be filed approximately 180 days after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the public market, unless such shares are subject to limitations on the ability to exercise or the lockup agreement described above.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Black & Company, Inc. and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                          NUMBER OF
          UNDERWRITER                                                       SHARES
          ------------------------------------------------------------    ----------
          Black & Company, Inc........................................
          Cruttenden Roth Incorporated................................
                                                                           ---------
                    Total.............................................     2,000,000
                                                                           =========

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not
in excess of $          per share. The Underwriters may allow, and such dealers
may reallow, a concession to certain other dealers (who may include the
Underwriters) not in excess of $          per share. After the initial offering
to the public, the offering price and other selling terms may be changed by the Representatives.

     The Selling Shareholders and the Company have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 shares of Common Stock at the initial public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such underwriter as shown in the above table bears to the total shown.

     In the Underwriting Agreement, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company, its directors, officers and certain shareholders have agreed that, without the prior written consent of Black & Company, Inc., they will not directly or indirectly offer to sell, sell, or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 180 days after the date of this Prospectus, subject to certain limited exceptions.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the history of and prospects for the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Ater Wynne Hewitt Dodson & Skerritt, LLP, Portland, Oregon. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with the offering will be passed upon for the Selling Shareholders by Perkins Coie, Portland, Oregon.

                                    EXPERTS

     The financial statements of Metro One Telecommunications, Inc. as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Metro One Telecommunications, Inc. as of December 31, 1994 and for each of the two years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The Company replaced its previous auditors, Price Waterhouse LLP, with Deloitte & Touche LLP in November 1995. The decision to change accounting firms was approved by the Company's Board of Directors. During the Company's two most recent fiscal years preceding the replacement of Price Waterhouse LLP, the report of Price Waterhouse LLP on the Company's financial statements expressed an unqualified opinion on the financial statements for those years and included an explanatory paragraph describing that the financial statements had been prepared assuming that the Company would continue as a going concern. There were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their report. Before engaging Deloitte & Touche LLP as its new independent auditors, the Company did not previously consult with them regarding any matters related to the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements or any other such matters.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document files as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Company is currently subject to the periodic reporting requirement of the Securities Exchange Act of 1934. The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                       METRO ONE TELECOMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Reports.........................................................   F-2
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996.....................   F-4
Statements of Operations for the three years ended December 31, 1995 and the six
  months ended June 30, 1995 and 1996.................................................   F-5
Statements of Shareholders' Equity (Deficit) for the three years ended December 31,
  1995 and the six months ended June 30, 1996.........................................   F-6
Statements of Cash Flows for the three years ended December 31, 1995 and the six
  months ended June 30, 1995 and 1996.................................................   F-7
Notes to Financial Statements.........................................................   F-8

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Shareholders of
Metro One Telecommunications, Inc.
Portland, Oregon

     We have audited the accompanying balance sheet of Metro One Telecommunications, Inc. (formerly Metro One Direct Information Services, Inc.) as of December 31, 1995 and the related statement of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Portland, Oregon
March 18, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 6, 1995

To the Board of Directors and Shareholders of Metro One Telecommunications, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of common stock subject to rescission and shareholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Metro One Telecommunications, Inc. (formerly Metro One Direct Information Services, Inc.) at December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Metro One Telecommunications, Inc. for any period subsequent to December 31, 1994.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and, at December 31, 1994, has an accumulated deficit of $14,713,210. In addition, as more fully discussed in Note 11 to the financial statements, the Company has filed with certain securities regulators registration statements pertaining to a planned rescission offering for certain purchasers' equity securities because Company management cannot draw a conclusion with certainty that all applicable state and federal securities laws were complied with in all material respects in connection with the issuance of such securities. Such factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PRICE WATERHOUSE LLP
Portland, Oregon

                       METRO ONE TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                       ---------------------------     JUNE 30,
                                                           1994           1995           1996
                                                       ------------   ------------   ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $    310,191   $  1,148,822   $  2,189,521
  Accounts receivable................................     1,357,925      2,617,465      2,430,569
  Notes receivable...................................       174,555             --             --
  Current portion of notes receivable from
     officers/shareholders...........................           903          2,900          3,181
  Deferred offering costs............................            --             --        277,208
  Prepaid costs and other current assets.............        71,048        357,197        341,237
                                                       ------------   ------------   ------------
          Total current assets.......................     1,914,622      4,126,384      5,241,716
Furniture, fixtures and equipment, net...............     4,067,928      4,187,554      4,559,474
Notes receivable from officers/shareholders,
  less current portion...............................        32,315         25,858         23,916
Other assets.........................................       283,917        376,682        404,381
                                                       ------------   ------------   ------------
                                                       $  6,298,782   $  8,716,478   $ 10,229,487
                                                       ============   ============   ============
LIABILITIES, COMMON STOCK SUBJECT TO POTENTIAL
  RESCISSION AND ACCUMULATED DEFICITS
Current liabilities:
  Current portion of capital lease obligations.......  $    518,849   $    769,892   $    782,289
  Current portion of long-term debt..................       400,000      2,045,897        100,000
  Note payable, bank.................................            --             --        550,000
  Accounts payable...................................       452,628        258,135        146,031
  Accrued payroll and related costs..................       383,797        422,900        415,832
  Accrued liabilities................................       510,139        479,014        811,230
                                                       ------------   ------------   ------------
          Total current liabilities..................     2,265,413      3,975,838      2,805,382
Capital lease obligations, less current portion......     1,272,387      1,366,205      1,557,706
Long-term debt, less current portion.................     5,160,000        100,000         67,200
                                                       ------------   ------------   ------------
                                                          8,697,800      5,442,043      4,430,288
                                                       ------------   ------------   ------------
Commitments and contingencies (Notes 9 and 11)
Common stock subject to potential rescission;
  5,210,871 shares issued and outstanding............    12,314,191             --             --
                                                       ------------   ------------   ------------
Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares
  authorized, no shares issued or outstanding........            --             --             --
Common stock, no par value; 490,000,000 shares
  authorized, 7,936,804 and 8,513,373 issued and
  outstanding at December 31, 1995 and June 30, 1996,
  respectively.......................................            --     19,711,711     21,509,107
Accumulated deficit..................................   (14,713,209)   (16,437,276)   (15,709,908)
                                                       ------------   ------------   ------------
Net shareholders' equity (deficit)...................   (14,713,209)     3,274,435      5,799,199
                                                       ------------   ------------   ------------
                                                       $  6,298,782   $  8,716,478   $ 10,229,487
                                                       ============   ============   ============

        The accompanying notes are an integral part of these statements.

                       METRO ONE TELECOMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                   JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues........................  $ 1,442,071   $ 5,050,202   $13,074,206   $ 5,679,815   $ 8,744,436
                                  -----------   -----------   -----------   -----------   -----------
Costs and expenses:
  Direct operating..............    2,140,711     4,793,416     7,156,855     3,611,162     3,970,739
  General and administrative....    3,322,290     4,267,585     5,999,548     2,852,391     3,555,371
                                  -----------   -----------   -----------   -----------   -----------
                                    5,463,001     9,061,001    13,156,403     6,463,553     7,526,110
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) from operations...   (4,020,930)   (4,010,799)      (82,197)     (783,738)    1,218,326
Other income (expense)..........       44,345      (131,310)      122,670       123,681      (180,954)
Loss on asset dispositions......      (11,058)      (51,574)       (8,533)       (2,299)         (319)
Debt conversion expense.........           --            --      (384,071)           --            --
Interest and loan fees..........      (85,003)     (841,407)   (1,371,936)     (609,646)     (309,685)
                                  -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $(4,072,646)  $(5,035,090)  $(1,724,067)  $(1,272,002)  $   727,368
                                   ==========    ==========    ==========    ==========    ==========
Weighted average number of
  common shares outstanding.....    4,023,233     5,039,272     5,562,959     5,220,497     7,410,632
Net income (loss) per common
  share.........................  $     (1.01)  $     (1.00)  $      (.31)  $      (.24)  $       .09
                                   ==========    ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                       METRO ONE TELECOMMUNICATIONS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                               SHAREHOLDERS' EQUITY (DEFICIT)
                                           COMMON STOCK          ----------------------------------------------------------
                                       SUBJECT TO POTENTIAL
                                            RESCISSION                COMMON STOCK
                                     -------------------------   -----------------------   (ACCUMULATED   NET SHAREHOLDERS'
                                       SHARES        AMOUNT       SHARES       AMOUNT        DEFICIT)     EQUITY (DEFICIT)
                                     ----------   ------------   ---------   -----------   ------------   -----------------
Balances at December 31, 1992......   2,862,187   $  5,655,920          --            --   $(5,605,473 )    $  (5,605,473)
  Common stock issued for cash.....     581,774      4,579,273          --            --            --                 --
  Stock options/warrants
    exercised......................      85,288        154,261          --            --            --                 --
  Common stock issued for
    services.......................         745          6,000          --            --            --                 --
  Common stock issued upon
    conversion of debentures and
    related accrued interest.......   1,462,494      1,584,281          --            --            --                 --
  Stock options issued for
    services.......................          --         22,050          --            --            --                 --
  Stock issuance fees..............          --        (25,683)         --            --            --                 --
         Net loss..................          --             --          --            --    (4,072,646 )       (4,072,646)
                                     ----------   ------------   ----------  -----------   ------------      ------------
Balances at December 31, 1993......   4,992,488     11,976,102          --            --    (9,678,119 )       (9,678,119)
  Stock options/warrants
    exercised, net.................     218,383        338,089          --            --            --                 --
         Net loss..................          --             --          --            --    (5,035,090 )       (5,035,090)
                                     ----------   ------------   ----------  -----------   ------------      ------------
Balances at December 31, 1994......   5,210,871     12,314,191          --            --   (14,713,209 )      (14,713,209)
  Common stock purchased in
    rescission offering............    (135,414)      (613,760)         --            --            --                 --
  Reclassified upon completion of
    rescission offering............  (5,075,457)   (11,700,431)  5,075,457   $11,700,431            --         11,700,431
  Stock options/warrants
    exercised......................          --             --     327,412     1,088,080            --          1,088,080
  Stock issued for services........          --             --       5,714        13,200            --             13,200
  Conversion of long-term debt to
    common stock...................          --             --   2,528,221     6,910,000            --          6,910,000
         Net loss..................          --             --          --            --    (1,724,067 )       (1,724,067)
                                     ----------   ------------   ----------  -----------   ------------      ------------
Balances at December 31, 1995......           0              0   7,936,804    19,711,711   (16,437,276 )        3,274,435
  Stock options/warrants
    exercised, net (Unaudited).....          --             --     328,948       497,396            --            497,396
  Conversion of long-term debt to
    common stock (Unaudited).......          --             --     247,621     1,300,000            --          1,300,000
         Net income (Unaudited)....          --             --          --            --       727,368            727,368
                                     ----------   ------------   ----------  -----------   ------------      ------------
Balances at June 30, 1996
  (Unaudited)......................           0   $          0   8,513,373   $21,509,107   $(15,709,908)    $   5,799,199
                                     ==========   ============   ==========  ===========   ============      ============

        The accompanying notes are an integral part of these statements.

                       METRO ONE TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                  ---------------------------------------   ------------------------
                                                     1993          1994          1995          1995          1996
                                                  -----------   -----------   -----------   -----------   ----------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................  $(4,072,646)  $(5,035,090)  $(1,724,067)  $(1,272,002)  $  727,368
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation and amortization...............      379,904       742,135       996,834       490,973      553,475
    Loss on disposal of fixed assets............       11,058        51,574         8,533         2,299          319
    Gain on settlement of disputed payable......           --            --       (98,918)      (98,918)          --
    Reduction of notes receivable...............           --            --         4,400            --           --
    Services paid with debt and equity
      instruments...............................       28,050       150,000        13,200            --           --
    Debt conversion expense.....................           --            --       255,780            --           --
  Changes in certain assets and liabilities:
    Accounts receivable.........................     (174,725)     (921,528)   (1,259,540)     (726,767)     186,896
    Prepaid expenses and other assets...........      (45,171)     (173,754)     (393,707)     (133,456)    (230,248)
    Accounts payable and accrued expenses.......      220,214       782,960       (57,550)     (120,972)     213,044
                                                  ------------  ------------  ------------  -----------   -----------
         Net cash provided by (used in)
           operating activities.................   (3,653,316)   (4,403,703)   (2,255,035)   (1,858,843)   1,450,854
                                                  ------------  ------------  ------------  -----------   -----------
Cash flows from investing activities:
  Capital expenditures..........................   (1,314,070)     (955,963)      (74,422)      (56,131)    (305,533)
  Issuance of notes receivable from
    shareholders................................      (22,200)           --            --            --           --
  Issuance of notes receivable..................      (61,406)     (150,000)           --            --           --
  Collections on notes receivable from
    shareholders................................       38,146       175,806         3,398            --        1,660
  Collections on notes receivable...............       66,241        15,183       171,640       170,565           --
                                                  ------------  ------------  ------------  -----------   -----------
         Net cash provided by (used in)
           investing activities.................   (1,293,289)     (914,974)      100,616       114,434     (303,873)
                                                  ------------  ------------  ------------  -----------   -----------
Cash flows from financing activities:
  Debt issue costs, net.........................           --            --            --      (209,781)          --
  Proceeds from issuance of bank debt...........           --       470,000            --            --      550,000
  Repayment of bank debt........................           --      (470,000)           --            --           --
  Repayment of capital lease obligations........       (1,491)     (234,254)     (721,387)     (312,159)    (474,980)
  Proceeds from issuance of notes payable.......      236,431            --            --            --           --
  Repayment of debt.............................     (193,112)     (185,239)     (309,883)     (250,000)    (745,897)
  Proceeds from issuance of long-term debt......           --     5,410,000     3,550,000     3,425,000       67,200
  Proceeds from issuance of common stock and
    exercise of warrants and stock options......    4,707,851       338,089     1,088,080        80,000      497,395
  Common stock purchased in rescission
    offering....................................           --            --      (613,760)           --           --
                                                  ------------  ------------  ------------  -----------   -----------
         Net cash provided by (used in)
           financing activities.................    4,749,679     5,328,596     2,993,050     2,733,060     (106,282)
                                                  ------------  ------------  ------------  -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...................................     (196,926)        9,919       838,631       988,651    1,040,699
Cash and cash equivalents, beginning of
  period........................................      497,198       300,272       310,191       310,191    1,148,822
                                                  ------------  ------------  ------------  -----------   -----------
Cash and cash equivalents, end of period........  $   300,272   $   310,191   $ 1,148,822   $ 1,298,842   $2,189,521
                                                  ============  ============  ============  ===========   ===========
Supplemental information:
  Interest......................................  $    41,566   $   468,155   $ 1,477,860   $   536,150   $  326,706
  Conversion of debt into common stock..........           --            --     6,910,000            --    1,300,000
  Equipment acquired by capital lease...........       95,680     1,929,810     1,066,249       326,900      678,877
  Conversion of debentures and related accrued
    interest into common stock..................    1,584,281            --            --            --           --

        The accompanying notes are an integral part of these statements.

                       METRO ONE TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION. These financial statements and related footnote information as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited and in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of such date and results of operations for such periods. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

     NAME CHANGE. In 1995, the Board of Directors and shareholders approved an amendment to the Restated Articles of Incorporation changing the name of the Company to Metro One Telecommunications, Inc. (the "Company"). The former name of the Company was Metro One Direct Information Services, Inc.

     NATURE OF OPERATIONS. The Company provides enhanced directory assistance services to telecommunications carriers and their customers. Revenues are derived principally through fees charged to telecommunications carriers. The Company has call centers located throughout the United States in or near metropolitan areas, such as Chicago; Baltimore; San Diego; Seattle; Ft. Lauderdale; Detroit; Denver; and others.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents includes cash deposits in banks and highly liquid investments maturing within approximately 90 days of purchase.

     REVENUE RECOGNITION. Under existing contracts with telecommunications carriers, the Company records as revenue charges for the amount of telecommunications services rendered, generally as measured by the number of calls processed. Revenue is recognized as services are provided.

     MAJOR CUSTOMERS. In the six months ended June 30, 1996, twelve customers accounted for substantially all revenue reported and comprised substantially the entire accounts receivable balance at June 30, 1996. In 1995, twelve customers accounted for substantially all revenue reported and comprised the entire accounts receivable balance at December 31. The Company's three largest customers accounted for approximately 29%, 23%, and 20%, respectively, of revenue in 1995. In 1994, six customers accounted for all revenue reported and comprised the entire accounts receivable balance at December 31. In 1993, four customers accounted for approximately 78% of revenue and also comprised the entire accounts receivable balance at December 31, 1993. Historically the Company has not incurred significant losses related to its accounts receivable.

     FURNITURE, FIXTURES AND EQUIPMENT. Furniture, fixtures and equipment are stated at cost and are depreciated over their estimated useful lives of three to seven years using the straight-line method. Leasehold improvements are amortized over the lesser of the remaining lease term or the useful life. Expenses for repairs and maintenance are expensed as incurred, and renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the statement of operations.

     PER SHARE AMOUNTS. All share and per share amounts have been restated to reflect a .2857-for-one (approximately a one-for-three and one-half) reverse stock split. The effective date of the reverse stock split was December 12, 1995. The per share amounts are based on the weighted average number of shares of common stock outstanding during the period of computation. Common stock equivalents, including shares subject to debt conversion, warrants and options, have been excluded from the computation because their effect would be antidilutive, except that pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the anticipated public offering price during the twelve months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price).

     PATENTS AND TRADEMARKS. Patents and trademarks are carried at cost less accumulated amortization. Costs are amortized over the estimated useful lives of the related assets of five to ten years. In the event that

                       METRO ONE TELECOMMUNICATIONS, INC.

facts and circumstances indicate that the cost of patents, or trademarks may be impaired, an evaluation of recoverability would be performed and the asset's carrying amount would be reduced to market value or discounted cash flow value.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. Accounts receivable and payable as reported on the accompanying balance sheets are collectible and payable, respectively, within 60 days and, as a result, approximate fair value. The Company's notes receivable and payable and subordinated notes bear interest rates that approximate current market rates; thus, the recorded value of these notes is considered to be at fair value.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that effect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the fiscal year. Actual results could differ from those estimates.

     RECLASSIFICATION. Certain balances in the 1993, 1994 and 1995 financial statements have been reclassified to conform with 1996 presentations. Such reclassifications had no effect on results of operations or accumulated earnings (deficit).

2.  ACCRUED LIABILITIES

     Accrued liabilities consist of:

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
Accrued financing fees....................................  $134,700           --             --
Accrued settlement costs..................................   200,000     $249,214      $ 329,678
Deferred offering costs...................................        --           --        203,000
Accrued expenses..........................................   175,439      229,800        278,552
                                                             -------      -------        -------
                                                            $510,139     $479,014      $ 811,230
                                                             =======      =======        =======

3.  FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment by major classification are summarized as follows:

                                             DECEMBER 31,
            -------------------------------------------------------------------------------
                             1994                                     1995                                JUNE 30, 1996
            --------------------------------------   --------------------------------------   --------------------------------------
              LEASED        OWNED         TOTAL        LEASED        OWNED         TOTAL        LEASED        OWNED         TOTAL
            ----------   -----------   -----------   ----------   -----------   -----------   ----------   -----------   -----------
                                                                                                           (UNAUDITED)
Equipment... $1,788,388  $2,047,065    $3,835,453    $2,461,270   $2,213,755    $4,675,025    $2,825,631   $2,650,662    $5,476,293
Furniture
 and
 fixtures...    360,823     862,936     1,223,759       594,186      879,749     1,473,935       600,487     966,507      1,566,994
Leasehold
 improve-
 ments......         --     185,609       185,609            --      110,958       110,958           --      120,118        120,118
             ----------   ----------  -----------   -----------   ----------    ----------    ----------   ----------    ----------
              2,149,211   3,095,610     5,244,821     3,055,456    3,204,462     6,259,918     3,426,118    3,737,287     7,163,405
Less
 accumulated
 depreciation
 and amorti-
 zation......  (197,346)    (979,547)  (1,176,893)     (614,803)  (1,457,561)   (2,072,364)     (757,264)  (1,846,667)   (2,603,931)
             ----------   ----------  -----------   -----------   ----------    ----------    ----------   ----------    ----------
             $1,951,865   $2,116,063   $4,067,928    $2,440,653   $1,746,901    $4,187,554    $2,668,854   $1,890,620    $4,559,474
             ==========   ==========  ===========   ===========   ==========    ==========    ==========   ==========    ==========

                       METRO ONE TELECOMMUNICATIONS, INC.

4.  NOTES RECEIVABLE FROM OFFICERS/SHAREHOLDERS

     Notes receivable from officers/shareholders are summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------      JUNE 30,
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
Unsecured notes receivable including interest at 7.89% per
  annum.....................................................  $33,218     $28,758       $27,097
Less current portion........................................      903       2,900         3,181
                                                              -------     -------       -------
Notes receivable from officers/shareholders, less current
  portion...................................................  $32,315     $25,858       $23,916
                                                              =======     =======       =======

5.  LONG-TERM DEBT

                                                               DECEMBER 31,
                                                         -------------------------      JUNE 30,
                                                            1994           1995           1996
                                                         ----------     ----------     -----------
                                                                                       (UNAUDITED)
Secured Equipment Term Loan for up to $1,000,000, 10%
  at June 30, 1996, interest rate varies at prime plus
  1.75%, interest only payable monthly through March
  1997. Balance at March 1997 converted to 3 year note
  payable..............................................                                 $  67,200
8% Convertible Secured Notes, interest payable monthly,
  due June 1996........................................  $1,950,000             --             --
10% Subordinated Notes, unsecured, interest payable
  monthly, due July 1996 through January 1997..........   3,610,000     $1,950,000      $ 100,000
Unsecured notes, payable in monthly installments of
  $33,415, due through June 1996, including interest at
  8%...................................................          --        195,897             --
                                                         ----------     ----------       --------
                                                          5,560,000      2,145,897        167,200
Less current portion...................................     400,000      2,045,897        100,000
                                                         ----------     ----------       --------
Long-term debt, less current portion...................  $5,160,000     $  100,000      $  67,200
                                                         ==========     ==========       ========

     8% CONVERTIBLE SECURED NOTES. In 1994 and 1995, the Company issued $5,000,000 in 8% Convertible Secured Notes. The Convertible Secured Notes bore interest at 8% per annum and were (i) secured by the Company's assets, (ii) payable on June 30, 1996, and (iii) convertible into the Company's common stock at a rate of $2.31 per share. During the fourth quarter of 1995, these Convertible Secured Notes were converted into 2,164,402 shares of the Company's common stock.

     In connection with the conversion, the Company recognized a charge for early conversion in the amount of $384,071, including the write-off of approximately $128,000 in offering costs previously capitalized.

     10% SUBORDINATED NOTES. In 1995, the Company issued $3,860,000 of new 10% subordinated notes with warrants (the "1995 Subordinated Notes"), the proceeds of which were primarily used to refinance $3,610,000 in subordinated notes ("1994 Subordinated Notes"). The 1995 Subordinated Notes have maturities of no less than 18 months and bear interest at 10% per annum payable monthly. These 1995 Subordinated Notes can be paid before maturity at the option of the Company, with no penalty. In the event of an initial public offering, the then outstanding 1995 Subordinated Notes are convertible, at the option of the holder, into common stock at a price equal to 80% of the initial public offering price.

     Issued with each note was a warrant for the purchase of that number of shares of the Company's common stock equal to the principal amount of the note divided by $8.75. The exercise prices of the warrants related to the 1994 Subordinated Notes and the 1995 Subordinated Notes are $5.25 and $2.31, respectively, and the warrants are exercisable at any time on or before three years from the date of issuance.

                       METRO ONE TELECOMMUNICATIONS, INC.

     In 1995, a certain noteholder exercised warrants for the purchase of 293,130 shares of the Company's common stock.

     In 1996 and 1995, the Company extended an offer to holders of 1995 Subordinated Notes to convert their notes to common stock of the Company at $5.25 per share. Principal in the amount of $3,210,000 was converted into 611,440 shares of the Company's common stock. The remaining 1995 Subordinated Notes are due as follows: $550,000 in 1996 and $100,000 in 1996.

6.  LEASE OBLIGATIONS

     The Company entered into $1,929,810, $1,066,249, $326,900 and $678,877 of new capital leases for the years ended 1994, 1995, and during the six months ended June 30, 1995 and 1996, respectively. Interest paid for capital lease obligations was approximately $0, $117,933, $405,120, $193,390 and $229,710 in
1993, 1994, 1995 and the six months ended June 30, 1995 and 1996, respectively.

     The Company also leases office, operating facilities and equipment under operating leases with unexpired terms of one to six years. Rental expense for operating leases was approximately $313,000, $528,000 $780,000, $372,410 and $448,845 for 1993, 1994, 1995 and the six months ended June 30, 1995 and 1996, respectively. Minimum annual rentals for the five years subsequent to 1995 and in the aggregate thereafter are as follows:

                                             DECEMBER 31, 1995                         JUNE 30, 1996
                                    -----------------------------------     -----------------------------------
           YEAR ENDING              CAPITAL LEASES     OPERATING LEASES     CAPITAL LEASES     OPERATING LEASES
- ----------------------------------  --------------     ----------------     --------------     ----------------
                                                                                        (UNAUDITED)
  1996............................    $1,127,956          $  820,810                  --                  --
  1997............................       785,646             849,687          $1,182,316          $  847,509
  1998............................       525,871             742,270             928,744             816,936
  1999............................       377,450             632,405             659,674             694,238
  2000............................        56,547             494,901             276,366             610,493
  2001............................            --             270,081              63,448             274,006
Thereafter........................            --                  --                  --             192,915
                                      ----------          ----------          ----------          ----------
Total minimum lease payments......     2,873,470          $3,810,154          $3,110,548          $3,436,097
                                                          ==========                              ==========
Less interest portion.............       737,373                                 770,553
                                      ----------                              ----------
Present value of net minimum lease
  payments, capital leases........     2,136,097                               2,339,995
Less portion due within one
  year............................       769,892                                 782,289
                                      ----------                              ----------
                                      $1,366,205                              $1,557,706
                                      ==========                              ==========

7.  SHAREHOLDERS' EQUITY (DEFICIT)

     COMMON STOCK. In 1995, the Company's Board of Directors and shareholders approved a .2857-for-one (approximately a one-for-three and one-half) reverse split of the Company's common stock. All share and per share amounts have been restated to retroactively reflect the reverse stock split.

     PREFERRED STOCK. In 1995, the Board of Directors and the shareholders approved an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of preferred stock, without par value, from 10,000 to 10,000,000.

     COMMON STOCK OPTIONS AND WARRANTS. The Company has issued nonqualified stock options and/or warrants to certain shareholders, consultants and other parties. Generally, these options and warrants vested immediately upon grant and are exercisable at prices determined by the Board of Directors.

                       METRO ONE TELECOMMUNICATIONS, INC.

     In 1994 and 1995, the Board of Directors and shareholders, respectively, approved a Stock Incentive Plan (the "Plan"). The Plan provides for the award of incentive stock options to key employees and the award of non-qualified stock options, stock sales and grants to employees, outside directors, independent contractors and consultants, with 1,428,500 shares of common stock reserved for issuance under the Plan. It is intended that the Plan will be used principally to attract and retain key employees of the Company.

     The option price per share of an incentive stock option may not be less than the fair market value of a share of common stock as of the date such option is granted. The option price per share of a non-qualified stock option may be at any price established by the Board of Directors or a committee thereof established for purposes of administering the plan. Options become exercisable at the times and subject to the conditions prescribed by the Board of Directors. Generally, options vest over a period of four years and the term of each option may not exceed ten years. Payment for shares purchased pursuant to options may be made in cash or by delivery of shares of common stock having a market value equal to the exercise of the option. As of June 30, 1996, 365,230 incentive options and 797,368 non-qualified options had been granted under the Plan, at an exercise price of $8.05 per share of common stock. At December 31, 1995 and June 30, 1996, approximately 758,009 and 846,397, respectively, of the options granted under the Plan were exercisable.

     Common stock options and warrants exercisable at December 31, 1994 and 1995 and June 30, 1996 were 1,153,114, 2,027,689, and 1,774,715, respectively.

     Stock option and warrant activity is summarized as follows:

                                                         NUMBER OF SHARES      PRICE RANGE
                                                         ----------------     -------------
        Balance at December 31,1992....................        802,816          $.04 - 5.25
          Granted......................................         92,853          1.75 - 8.05
          Canceled/Expired.............................             --                   --
          Exercised....................................        (85,288)         1.75 - 3.50
                                                         ----------------     -------------
        Balance at December 31, 1993...................        810,381           .04 - 8.05
          Granted......................................        561,116          5.25 - 8.05
          Canceled/Expired.............................             --                   --
          Exercised....................................       (218,383)          .04 - 1.75
                                                         ----------------     -------------
        Balance at December 31,1994....................      1,153,114          1.75 - 8.05
          Granted......................................      1,756,340                 8.05
          Canceled/Expired.............................       (208,918)                8.05
          Exercised....................................       (327,412)         1.75 - 5.25
                                                         ----------------     -------------
        Balance at December 31, 1995...................      2,373,124         $1.75 - 8.05
                                                         ----------------     -------------
          Granted (Unaudited)..........................         60,020                 8.05
          Canceled/Expired (Unaudited).................            858                 8.05
          Exercised (Unaudited)........................        341,370                 1.75
                                                         ----------------     -------------
        Balance at June 30, 1996 (Unaudited)...........      2,090,916         $1.75 - 8.05
                                                         ================     =============

8.  RELATED PARTIES

     During 1994, 1995 and 1996, the Company entered into various capital lease arrangements for furniture, fixtures and equipment with a company owned by a shareholder of the Company. Minimum capital lease obligations to this related party totaled $1,017,759, $1,024,380, and $1,071,863 at December 31, 1994 and
1995 and June 30, 1996, respectively.

                       METRO ONE TELECOMMUNICATIONS, INC.

9.  OTHER INCOME (EXPENSE)

     Included in other income (expense) are certain items which do not relate directly to current ongoing business activity. Included in this classification for the six month period ended June 30, 1996 are estimated litigation settlement expenses of approximately $155,000. For the six month period ended June 30, 1995, other income consisted primarily of gain of approximately $98,904, resulting from settlement of a dispute with a vendor.

     For the year ended December 31, 1993, other income consisted primarily of interest income of $33,752. For the year ended December 31, 1994, other expense consisted primarily of interest income of $56,055 and litigation settlement expenses of $200,000. For the year ended December 31, 1995, other income consisted primarily of interest income of $47,918; litigation settlement expense of $24,000; and gain of approximately $98,904, resulting from settlement of a dispute with a vendor.

10.  INCOME TAXES

     In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities. The adoption of this statement had no effect on pre-tax loss from continuing operations.

     Deferred taxes are comprised of the following:

                                                       DECEMBER 31,
                                        -------------------------------------------      JUNE 30,
                                           1993            1994            1995            1996
                                        -----------     -----------     -----------     -----------
                                                                                        (UNAUDITED)
Tax depreciation in excess of book....  $   120,734     $   280,999     $   456,353     $   477,153
                                        -----------     -----------     -----------     -----------
Gross deferred tax liabilities........      120,734         280,999         456,353         477,153
                                        -----------     -----------     -----------     -----------
Net operating loss carryforwards......   (3,594,814)     (6,178,885)     (6,492,802)     (5,259,788)
Expenses not currently deductible.....      (98,306)        (56,706)       (142,566)        (13,822)
Tax credit carryforwards..............           --              --          (7,221)         (7,221)
                                        -----------     -----------     -----------     -----------
Gross deferred tax assets.............   (3,693,120)     (6,235,591)     (6,642,589)     (5,280,831)
Deferred tax asset valuation
  allowance...........................    3,572,386       5,954,592       6,186,236       4,803,678
                                        -----------     -----------     -----------     -----------
Net deferred tax asset................  $        --     $        --     $        --     $        --
                                        ===========     ===========     ===========     ===========

     For financial reporting and income tax purposes, the Company has net operating loss carryforwards aggregating approximately $14.5 million at June 30, 1996. Such carryforwards are available to offset taxable income in future years through their expiration in 2004 to 2011. The issuance of common stock since the Company's inception has resulted in changes in ownership which limit the annual utilization of these net operating loss carryforwards.

11.  POTENTIAL RESCISSION LIABILITY


     Between 1989 and December 31, 1993, the Company financed its activities through sales of 3,529,994 shares of Common Stock and debt securities that were converted into 1,462,494 shares of its Common Stock, which securities were sold directly to approximately 560 persons. During a review of these past financing activities in 1993, the Company's management was unable to conclude that all applicable state and federal securities laws had been complied with in all material respects in connection with these offerings.

                       METRO ONE TELECOMMUNICATIONS, INC.

     In 1995, the Company filed a registration statement with the Securities and Exchange Commission and certain state securities regulators for a rescission offering whereby it offered to certain holders of its Common Stock as of March 31, 1995 who resided in Oregon and certain other states the right to rescind their purchase of shares of the Company's Common Stock and to receive, in exchange for the Common Stock relinquished to the Company, a payment equal to the purchase price of such securities plus interest from the date of purchase at the applicable statutory rate of the state in which they reside.



     The rescission offer closed in July 1995. As a result of the rescission offer, the sales of 135,414 shares of Common Stock were rescinded and such shares were purchased by the Company for approximately $738,660, including interest of approximately $124,000. In total, shareholders representing approximately $1,783,907 and 528,215 shares of Common Stock outstanding at March 31, 1995 did not receive a rescission offer and holders representing approximately $265,255 and 199,843 shares of Common Stock received the rescission offer but lived in states where the Company did not register the rescission offer. The Company believes that its potential rescission liability to many of these shareholders may have been eliminated by the running of applicable statutes of limitations, however, there can be no assurance that claims asserting violations of federal or state securities laws will not be asserted by any of these shareholders against the Company or that certain holders will not prevail against the Company in the assertion of such claims, thereby compelling the Company to repurchase their shares. If all of these holders successfully asserted claims that the Company repurchase their shares, the Company could be required to pay to these holders approximately $2,049,162, plus approximately $525,000 in statutory interest, to repurchase 648,058 shares of the Company's Common Stock, representing an average repurchase price of approximately $3.97 a share.



     On May 20, 1996, two shareholders filed a civil action in which they allege that the Company violated securities laws of the state of Washington by selling the plaintiffs 44,532 shares of the Common Stock of the Company in 1993 which had not been registered under Washington law and by omitting material facts and making untrue statements in connection with those sales. In their complaint, the plaintiffs seek damages in the amount of the consideration paid for the shares, $332,560, together with interest at the Washington statutory rate of 8 percent per annum. The Company believes that it has meritorious defenses to the plaintiffs' claims and intends to vigorously defend the litigation. Accordingly, no accrual for any loss resulting from this litigation has been made in the accompanying financial statements.


12.  BENEFIT PLANS

     During 1992, the Company established a deferred compensation savings plan for the benefit of its eligible employees. The plan permits certain voluntary employee contributions to be excluded from the employees' current taxable income under the provisions of Internal Revenue Code Section 401(k). Upon reaching the age of twenty-one, each employee becomes eligible to participate in the savings plan six months following the initial date of employment. The employee must also complete 1,000 hours of service in any twelve-month period. Under the plan, the Company can make discretionary contributions to the plan as approved by the Board of Directors. Participants' interest in Company contributions to the plan vest over a four-year period. The Company made no contributions in 1993, 1994 and 1995 and has made $3,692 in contributions for the six months ended June 30, 1996.

13.  COMMITMENTS AND CONTINGENCIES

     The Company is party to various legal actions and administrative proceedings arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on its financial position, results of its operations, or net cash flows.

                       METRO ONE TELECOMMUNICATIONS, INC.

14.  BANK LINE OF CREDIT

     The Company entered into a $3,000,000 Secured Operating Line of Credit with a commercial bank. Under the terms of the agreement, outstanding borrowings bear interest at prime rate plus 1.25 percent and all assets of the Company are pledged as collateral. At June 30, 1996 the average interest rate was 9.5 percent. The agreement contains minimum net worth and working capital requirements as well as certain other restrictive covenants, as defined by the agreement, and prohibits the payment of cash dividends. Availability of the unused line of credit is subject to borrowing base requirements and compliance with loan covenants. At June 30, 1996, the Company had $550,000 in borrowings against this line of credit.

15.  ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair market value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share in its 1996 annual report.

             METRO ONE TELECOMMUNICATIONS -- DELIVERING INNOVATIVE SOLUTIONS FOR CALLERS WHO DESIRE ACCURATE, TIMELY INFORMATION


"AUTOBACK"                   "MESSAGEBACK"               "NUMBERBACK"
Automatically returns the    Delivers the caller's       Callers receive the
caller to a live operator    recorded message to the     called number by simply
upon a "busy" signal or      called party or any other   pressing the [#] key
"ring-no answer"             desired party. Configured   once. Configuration
situation -- there are no    with AutoBack, a potent     options provide
keys to press at all.        tool for ensuring           automatic delivery of
                             communication with a        called number at
                             desired party.              initiation and/or
                                                         completion of a call.
"STARBACK"
Metro One created an
industry standard that       "CALLBACK"
allows the caller to         Called party is connected
return to a live operator    back to the calling party
by simply pressing the [*]   at a later time. Effective
key once at any time         tool for connecting two
during the call. Allows      parties with heavy phone
for additional caller        usage patterns.
requests at no extra
charge to the carrier.

- ------------------------------------------------------
- ------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING SHAREHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     5
Use of Proceeds.......................    13
Dividend Policy.......................    13
Capitalization........................    14
Selected Financial Data...............    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    16
Business..............................    23
Management............................    36
Certain Transactions..................    43
Principal and Selling Shareholders....    45
Description of Capital Stock..........    48
Shares Eligible for Future Sale.......    51
Underwriting..........................    53
Legal Matters.........................    53
Experts...............................    54
Additional Information................    54
Index to Financial Statements.........   F-1

             ------------------------------------------------------
             ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                2,000,000 Shares

                                     [LOGO]

                                  Common Stock

                              -------------------

                                   PROSPECTUS
                              -------------------

                             BLACK & COMPANY, INC.
                                CRUTTENDEN ROTH
                                  INCORPORATED
                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant in connection with the offering described in this Registration Statement. All amounts, except the SEC registration fee, the NASD filing fee and the NASDAQ National Market System listing fee are estimates.

    SEC Registration Fee......................................................  $  7,932
    NASD Filing Fee...........................................................     2,800
    NASDAQ Listing Fee........................................................    41,284
    Printing and Engraving Expenses...........................................   100,000
    Accounting Fees and Expenses..............................................    80,000
    Legal Fees and Expenses...................................................   250,000
    Blue Sky Fees and Expenses (including fees of Counsel)....................    10,000
    Transfer Agent and Registrar Fees.........................................    10,000
    Directors and Officer Insurance...........................................   260,000
    Miscellaneous Expenses....................................................    37,984
                                                                                --------
              Total...........................................................  $800,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As an Oregon corporation the Company is subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA,
Article X of the Company's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its stockholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

     The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of stockholders or otherwise.

     Article X of the Articles requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law. The Bylaws of the Company (the "Bylaws") also require the Company to indemnify its directors and officers to the fullest extent permitted by the OBCA.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the last three years, the Company has sold securities without registration under the Securities Act in the transactions and in reliance on the exemptions from registration described below.

          (a) The Company completed a recapitalization and reverse stock split effective December 12, 1995, in which each share of Common Stock, without par value, then outstanding was converted to .2857 Shares of Common Stock (approximately a 1 for 3.5 reverse split). The issuance of shares in the recapitalization was exempt from registration pursuant to Section 3(a)(9) of the Securities Act and did not involve a sale of securities.

          (b) Between June 1993 and October 1993, the Company sold an aggregate of 325,137 shares of its Common Stock at $8.05 per share to 173 purchasers. The sales of these shares may not have complied in all material respects with all applicable state and federal securities laws and the exemptions available under such laws. See "Business -- Securities Law Issues."


          (c) Between June 1993 and February 1996, 59 holders of warrants and options exercised such warrants and options to purchase an aggregate of 665,041 shares of the Company's Common Stock for an aggregate purchase price of $1,144,747, at exercise prices ranging from $.04 to $5.25. The sales of 57,140 of the shares described in this paragraph may not have complied in all material respects with all applicable stock and federal securities laws and the exemptions available under such laws. The sales of the remaining 607,901 shares described in this paragraph were exempt from registration pursuant to Section 4(2) of the Securities Act.



          (d) Between January 1994 and July 1994, the Company sold an aggregate of $3,610,000 of its 10% Subordinated Notes with Warrants (the "1994 Subordinated Notes") in private transactions with 28 purchasers, each of whom the Company believes was on "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 1994 Subordinated Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.


          (e) In September 1994, the Company sold 5,714 shares of its Common Stock to one purchaser in exchange for services to the Company with a value of $13,200. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (f) Between November 1994 and July 1995, the Company sold an aggregate of $5,000,000 of its 8% Convertible Secured Notes in private transactions with 22 purchasers, each of whom the Company believes was an "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 8% Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (g) Between January 1995 and March 1995, the Company sold $3,860,000 of its 10% Subordinated Notes with Warrants (the "1995 Subordinated Notes") in private transactions with 27 purchasers, each of whom the Company believes was an "accredited investor" within the meaning of Rule 501 of the Securities Act. The sale of the 1995 Subordinated Notes was exempt from registration pursuant to Section 4(2) of the Securities Act.


          (h) Between October 1995 and November 1995, the holders of the Company's 8% Convertible Secured Notes converted an aggregate of $5,000,000 principal amount of such Notes into 2,164,402 shares of the Company's Common Stock. The issuance of the Common Stock in the conversion was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.


          (i) In October 1995, certain holders of the 1994 and 1995 Subordinated Notes exercised warrants to purchase an aggregate of 293,131 shares of the Company's Common Stock for an aggregate purchase price of $1,003,080. The issuance of the Common Stock upon the exercise of the warrants was exempt from registration pursuant to Section 4(2) of the Securities Act.

          (j) Between December 1995 and March 1996, $3,210,000 in principal amount of the Company's 1995 Subordinated Notes were exchanged with the Company for 611,440 shares of the Company's

     Common Stock. The issuance of the Common Stock in the exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


NUMBER                                          DESCRIPTION
- ------       ----------------------------------------------------------------------------------
  1.0    --  Form of Underwriting Agreement+
  3.1    --  Second Restated Articles of Incorporation of Metro One Telecommunications, Inc.(2)
  3.2    --  Amended and Restated Bylaws of Metro One Telecommunications, Inc.+
  4.0    --  Form of Common Stock Certificate of Metro One Telecommunications, Inc.*
  5.0    --  Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP as to the legality of the securities being registered*
 10.1    --  Form of Enhanced Directory Assistance Agreement(1)
 10.2    --  Enhanced Directory Assistance Agreement between Ameritech Mobile Communications,
             Inc. and the Company dated June 16, 1994.+
 10.3    --  1994 Stock Incentive Plan(2)
 10.4    --  Consulting Agreement with G. Raymond Doucet(1)
 10.5    --  Loan and Security Agreement between Silicon Valley Bank and the Company dated
             March 15, 1996(2)
 10.6    --  1995 Employment Agreement with Timothy A. Timmins(2)
 10.7    --  1995 Employment Agreement with Patrick M. Cox(2)
 10.8    --  Lease Agreement between and among Petula Associates, Ltd., Koll Creekside
             Associates and the Company(1)
 23.1    --  Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0)*
 23.2    --  Consent of Deloitte & Touche LLP (See page II-7)
 23.3    --  Consent of Price Waterhouse LLP (See page II-8)
 23.4    --  Consent of Ater Wynne Hewitt Dodson & Skerritt
 24.0    --  Powers of Attorney (included in signature page in Part II of the Registration
             Statement)


- ---------------
 *  To be filed by amendment.

 +  Previously filed as an Exhibit to this Registration Statement.

(1) Filed as an Exhibit to the Company's Registration Statement on Form SB-2 (Commission File No. 33-88926-LA) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Annual Report on Form 10-KSB (Commission File No. 0-27024) and incorporated herein by reference.

     (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 4th day of June, 1996.

                                          METRO ONE TELECOMMUNICATIONS, INC.

                                          By: /s/  TIMOTHY A. TIMMINS
                                            ------------------------------------
                                            Timothy A. Timmins
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Timmins and Stebbins B. Chandor, Jr. and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Witness our hands on the date set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated on June 4, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
/s/  TIMOTHY A. TIMMINS                         President, Chief Executive Officer and
- ---------------------------------------------   Director (Principal Executive Officer)
Timothy A. Timmins

/s/  PATRICK M. COX                             Executive Vice President, Chief Operating
- ---------------------------------------------   Officer, Secretary and Director
Patrick M. Cox

/s/  STEBBINS B. CHANDOR, JR.                   Senior Vice President and Chief Financial
- ---------------------------------------------   Officer (Principal Financial Officer)
Stebbins B. Chandor, Jr.

/s/  KEVIN S. ANDERSON                          Senior Vice President-Directory Assistance
- ---------------------------------------------   Services
Kevin S. Anderson

/s/  GARY E. HENRY                              Vice President-Field Operations
- ---------------------------------------------
Gary E. Henry

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
/s/  KAREN L. JOHNSON                           Vice President and Controller (Principal
- ---------------------------------------------   Accounting Officer)
Karen L. Johnson


/s/  MICHAEL A. KEPLER                          Vice President-Information Systems
- ---------------------------------------------
Michael A. Kepler


/s/  A. JEAN DE GRANDPRE                        Chairman of the Board
- ---------------------------------------------
A. Jean de Grandpre


/s/  G. RAYMOND DOUCET                          Director
- ---------------------------------------------
G. Raymond Doucet


/s/  WILLIAM D. RUTHERFORD                      Director
- ---------------------------------------------
William D. Rutherford

                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-05183 of Metro One Telecommunications, Inc. on Form S-1 of our report dated March 18, 1996, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.


/s/
DELOITTE & TOUCHE LLP

Portland, Oregon

August 9, 1996

                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to Registration Statement on Form S-1 of our report dated February 6, 1995, relating to the financial statements of Metro One Telecommunications, Inc. (formerly Metro One Direct Information Services, Inc.), which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/
PRICE WATERHOUSE LLP

Portland, Oregon

August 9, 1996